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                                                  Exhibit 10.17.3


                      AMENDED AND RESTATED
        AGREEMENT FOR PURCHASE AND SALE OF ELECTRIC POWER
                             BETWEEN
               O'BRIEN (PARLIN) COGENERATION, INC.
                               AND
              JERSEY CENTRAL POWER & LIGHT COMPANY

     AMENDED AND RESTATED AGREEMENT entered into this 30 day of April 1996 by and between O'BRIEN (PARLIN) COGENERATION, INC., a Delaware corporation (the "Seller"), and JERSEY CENTRAL POWER & LIGHT COMPANY, a New Jersey corporation ("JCP&L") (collectively referred to as "Parties").


                            ARTICLE 1

                            RECITALS


     WHEREAS, JCP&L and Seller have entered into a certain Agreement for the Purchase and Sale of Electric Power, dated October 20, 1986, covering the purchase and sale of electrical output from the cogeneration facility constructed by Seller at the DuPont facility in Parlin, New Jersey which facility is a "qualifying cogeneration facility" as defined in the Public Utility Regulatory Policies Act of 1978 and the applicable regulations of the Federal Energy Regulatory Commission thereunder;

     WHEREAS, JCP&L and Seller have entered into a First Amendment dated as of April 9, 1991 to that Agreement amending the Agreement in certain respects (the Agreement as so amended being referred to herein as the "Power Purchase Agreement");

     WHEREAS, the New Jersey Board of Public Utilities or its predecessors has entered appropriate orders approving the Power Purchase Agreement and the recovery by JCP&L of all payments to Seller thereunder from JCP&L's customers through JCP&L's. levelized energy adjustment clause;

     WHEREAS, NRG Energy Inc. ("NRG") is seeking approval of its proposed Plan of Reorganization (the "NRG Plan") of O'Brien Environmental Energy, Inc. ("O'Brien") which provides for the acquisition by NRG of 49% of the outstanding stock of O'Brien;

     WHEREAS, Seller is a wholly owned subsidiary of O'Brien; and

     WHEREAS, the Parties now desire, subject to satisfaction of the conditions set forth below, further to amend

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and to restate the Power Purchase Agreement in order to provide, among other things, that the Facility shall be operated subject to the partial dispatching control of JCP&L and that JCP&L shall assume responsibility for the Facility's fuel supply and intend that this Amended and Restated Agreement become effective and govern the purchase and sale of electrical output from the aforesaid cogeneration facility from and after the Effective Date (as hereinafter defined).

     NOW THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, receipt of which is hereby acknowledged, the Parties hereby agree as follows:


                            ARTICLE 2

              CONVERSION OF FACILITY TO EWG STATUS


     Promptly following entry of the Approval Order (as hereinafter defined), Seller will file with the FERC an appropriate application for determination that Seller is an "exempt wholesale generator" ("EWG") under Section 32(a) (1) of the Public Utility Holding Company Act of 1935, as amended, and the regulations of the FERC thereunder. JCP&L will cooperate with Seller in connection with Seller's application to become an EWG and will, in order to enable Seller to become an EWG, agree, subject to receipt of requisite regulatory approvals (which JCP&L will use reasonable efforts to pursue and obtain), to purchase from Seller and sell to DuPont such electrical energy as DuPont may require under its agreement with Seller, in addition to JCP&L's purchase of the Base Capacity and Dispatchable Capacity as provided herein, provided that the terms of such purchase from Seller and sale to DuPont do not result in any net increase in cost to JCP&L (e.g., the purchase price of such energy from Seller shall equal the sale price of such energy to DuPont) and provided, further, that Seller promptly reimburse JCP&L for any and all reasonable expenses incurred by JCP&L in carrying out its obligations as set forth in this sentence, including, without limitation, the expenses incurred in obtaining requisite regulatory approval of the sale of electrical energy to DuPont. Seller and JCP&L shall enter into such amendments and modifications to this Amended and Restated Agreement as may be reasonably necessary, and not detrimental to JCP&L, to implement such change. If requested by Seller, JCP&L shall, at no cost to JCP&L, use reasonable efforts to support Seller's filing with the FERC for approval of the rates provided for in this Amended and Restated Agreement. In the event the FERC grants Seller's EWG application, Seller shall have no further obligation under the Agreement to maintain the Facility as a Qualifying Facility for so long as Seller maintains EWG status. JCP&L agrees that, until either the Effective Date has occurred or it has been definitely established that the Effective Date will not occur (e.g., the time period for the occurrence of the Effective Date

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under Section 4.1(b) shall have expired), JCP&L will not pursue any rights or remedies that it may have against Seller, O'Brien or its or their predecessors in interest with respect to any past failure or inability of Seller or the Facility to satisfy applicable FERC requirements for Qualifying Facilities and further agrees that, if the Effective Date does occur, on and after the Effective Date, it shall have no further rights or remedies against Seller, O'Brien or its or their predecessors in interest with respect to any past failure or inability of Seller or the Facility to satisfy applicable FERC requirements for Qualifying Facilities, all of which shall be deemed to be waived by JCP&L. Subject to the next sentence, Seller shall, however, maintain the Facility as a Qualifying Facility in the event that the FERC denies Seller's EWG application or revokes Seller's EWG status. If the Effective Date does occur as provided herein and the FERC denies Seller's EWG application or revokes Seller's EWG status, JCP&L will allow Seller a reasonable period of time, not to exceed 180 days, to make such modifications to the Facility and/or to enter into or modify such contracts as may be necessary to meet the applicable FERC requirements for Qualifying Facilities, and, if Seller does so, JCP&L shall have no further rights or remedies against Seller with respect to any past failure or inability (including any failure or inability during such cure period) of Seller or the Facility to satisfy such requirements.


                            ARTICLE 3

                           DEFINITIONS


          The following terms when used herein and in any appendices hereto shall have the following meanings, unless a different meaning shall be expressly stated or shall be apparent from the context:

3.1 "Affiliate" means a corporation or other entity that directly, or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another corporation or other entity.

3.2 "Agreement" means this Amended and Restated Agreement including all appendices attached hereto and all amendments thereto that may be made from time to time.

3.3 "Anniversary Date" means the date in every year that the Effective Date recurs.

3.4 "Base Capacity" means that portion of the Facility which shall be operated as base load or must run. The Base Capacity shall be 41 MW, rated and demonstrated at 92

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        Degrees F. The output of the Base Capacity will not  vary
        with changes in ambient temperature.

3.5 "Billing Period" means the approximate 30 day period between monthly meter readings.

3.6 "BPU" means the New Jersey Board of Public Utilities or successor agency thereto.

3.7 "BPU Order" means the order issued by the BPU approving the Amended and Restated Agreement in the form executed by the Parties and permitting JCP&L fully to recover all payments made to Seller thereunder or otherwise in respect thereof from JCP&L's customers through JCP&L's levelized energy adjustment clause or similar rate recovery mechanism, which Order shall in form and substance be satisfactory to JCP&L.

3.8 "Capacity Test" means a test pursuant to applicable PJM guidelines during the Initial Test Period or subsequent test periods, conducted to measure the output of the Facility at ambient conditions in order to determine the Facility Capacity at 92 Degrees F.

3.9 "Cogeneration Facility" means the waste heat boiler, gas and steam turbines, reciprocating engine, fuel cell, generators and all appurtenant structures, equipment, including Seller's interconnection facilities, and real property interests owned or leased and operated by Seller at Parlin, New Jersey, for the purposes of sequentially generating electricity and steam and other forms of useful thermal output.

3.10 "Commercial Operation" means the sale of Electricity by Seller to JCP&L from Seller's Facility.

3.11    "Contract  Availability"  is  the  measure  of   Facility
        Availability as calculated pursuant to the formula set forth in Article 8.3. Contract Availability shall be measured on an annual basis.

3.12    "Contract   Capacity"  shall  be  114   MW,   rated   and
        demonstrated at 92 Degrees F.

3.13 "Contract Year" shall mean each twelve month period during the term hereof commencing on the Effective Date and each anniversary of the Effective Date; provided that the last Contract Year shall end on June 17, 2011 even if less than a twelve month period.

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

3.14.1 "Dispatchable Capacity" shall mean that portion of the Facility which shall operate and export electricity to JCP&L only when called for by JCP&L. The Dispatchable Capacity shall be 73 MW at 92 Degrees F., as adjusted for ambient temperature.

3.14.2 "Dispatch Capacity (Second Combined Cycle)" shall mean the temperature adjusted output of the second combined cycle train above the Base Capacity, shown in the Base Combined Cycle Temperature vs. Capacity curve contained in Appendix C, to be mutually agreed upon and attached to this Amended and Restated Agreement after the completion of testing to be conducted by Seller within 90 days after the Effective Date pursuant to test procedures and protocols mutually agreed upon by Seller and JCP&L. Only the Combined Cycle portion of the Facility, without using the duct burners, shall be used to achieve this output. This shall be the first level of dispatch requested by JCP&L.

3.14.3 "Dispatch Capacity (Duct Fired)" shall mean the temperature adjusted output of the combined cycle with duct firing for additional power output, shown in the Combined Cycle with Duct Firing Temperature vs. Capacity curve contained in Appendix C, to be mutually agreed upon and attached to this Amended and Restated Agreement after the completion of testing to be conducted by Seller within 90 days after the Effective Date pursuant to test procedures and protocols mutually agreed upon by Seller and JCP&L. The Combined Cycle portion of the Facility, using the duct burners, shall be used to achieve this output. This shall be the second level of dispatch requested by JCP&L.

3.14.4 "Dispatch Capacity (Max Output)" shall mean the temperature adjusted output of the combined cycle with duct firing and Combustion Turbine overfiring for additional power output, shown in the Max Output Temperature vs. Capacity curve contained in Appendix C, to be mutually agreed upon and attached to this Amended and Restated Agreement after the completion of testing to be conducted by Seller within 90 days after the Effective Date pursuant to test procedures and protocols mutually agreed upon by Seller and JCP&L. This shall be the third and final level of dispatch requested by JCP&L. Dispatch Capacity (Max Output) will only be requested during a System Emergency.

3.15 "DuPont" means the E.I. DuPont de Nemours Company, the owner of the leased premises occupied by the Facility, and Seller's steam purchaser.

3.16 "Effective Date" shall mean the last to occur of (a) the date on which the BPU issues the BPU Order, (b) ten (10)

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        days  following  the  entry of an  order  (the  "Approval
        Order") by the United States Bankruptcy Court for the District of New Jersey ("Bankruptcy Court") approving the NRG Plan, (c) the date on which the existing Gas Service Agreement dated May 13, 1993 between Seller and PSE&G shall have been terminated or assigned to JCP&L without any liability to Seller or the Facility, (d) the date on which JCP&L shall have entered into the PSE&G Gas Supply Agreement, or, if the existing Gas Service
        Agreement  described  in  clause  (c)  shall  have   been
        assigned  to  JCP&L,  such  agreement  shall  have   been
        amended or modified to JCP&L's satisfaction, in its sole discretion, and in either case such agreement shall have
        received   all   necessary   regulatory   approvals   and
        otherwise shall have become effective in accordance with its terms, and (e) the date on which that certain Third
        Amendment  to  Power  Purchase  Agreement  dated  as   of
        December ___, 1995 by and between O'Brien (Newark) Cogeneration, Inc. and JCP&L shall have become effective in accordance with its terms.

3.17 "Emergency" or a "System Emergency" means a condition or situation which in JCP&L's sole judgment affects JCP&L Electric System Integrity, which judgment shall not be capriciously or arbitrarily exercised. Such conditions include but are not limited to forced outages, potential overloading of JCP&L's transmission and distribution circuits, unusual operation conditions on either JCP&L's or Seller's system, conditions such that JCP&L is unable to back down its own generation sufficiently to accept electricity from the facility without jeopardizing the integrity of JCP&L's system, or conditions on the PJM system are such that JCP&L has received a request from the PJM Interconnection Dispatcher to reduce or interrupt purchases from generation external to PJM.

3.18 "Exempt wholesale Generator" or "EWG" shall have the meaning given to that term in Section 32(a) (1) of the Public Utility Holding Company Act of 1935, as amended, and the regulations of the FERC thereunder.

3.19 "Facility Heat Rate" means the quantity of fuel (HHV), expressed in British Thermal Units (BTUs), required to generate one kWh of output from the Facility at a known temperature.

3.20 "FERC" means the Federal Energy Regulatory Commission or successor agency thereto.

3.21 "Fixed Capital Payment" shall have the meaning given to such term in Article 8.2 hereof.

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3.22    "Fixed O&M Payment" shall have the meaning given to  such
        term in Article 8.2 hereof.

3.23 "Forced Outage" means the unscheduled removal of the Facility or a portion thereof from service or the inability of the Facility to operate in accordance with the Temperature vs. Capacity Tables of Appendix C.

3.24    "Generating   Facility"   or   "Facility"    means    the
        Cogeneration Facility or the Exempt wholesale Generator as required by the context.

3.25    "GPU  System"  means  the integrated electric  generating
        system   of  General  Public  Utilities  Corporation,   a
        Pennsylvania corporation, which is the parent of JCP&L.

3.26 "Gross Domestic Product Deflator Index" or "GDPDI" means the value of the average of the four quarters ending on September 30 of the previous year divided by the value of the average of the four quarters ending on September 30 of the year preceding the previous year of the Implicit Price Deflator for Gross Domestic Product as reported by the United States Department of Commerce with a 1987 index value of 100.

3.27 "Interconnection Facilities" means all apparatus required and associated equipment installed to interconnect and deliver power from the Facility to JCP&L's electric system including, but not limited to, connection, transformation, switching, metering, communication, and safety equipment, such as equipment required to protect
        (1) JCP&L's electric system and its customers from faults occurring at the Facility, and (2) the Facility from faults occurring on JCP&L's electric system or on the systems of others to which JCP&L's electric system is directly or indirectly connected. Interconnection Facilities also include any necessary additions and reinforcements by JCP&L to JCP&L's electric system required as a result of the interconnection of the Facility to JCP&L's electric system.

3.28    "JCP&L" means Jersey Central Power & Light Company.

3.29 "JCP&L Electric System Integrity" or "System Integrity" means the state of operation of JCP&L's electric system which is deemed to minimize the risk of injury to persons and/or property and enable JCP&L to provide adequate and reliable electric service to its customers.

3.30 "kWh" means kilowatt hours of Electricity, the unit of measure of energy.

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3.31    means  reactive kilovolt-ampere, the unit of  measure  of
        reactive power.

3.32 "Maintenance Outage" means the scheduled removal of the Facility from service in order to perform necessary repairs on specific components of the Facility where removal of the Facility could have been postponed to the weekend past the immediately succeeding weekend. A Maintenance Outage must be scheduled with PJM through JCP&L and accepted by JCP&L and PJM, which approval shall not unreasonably be withheld or delayed by JCP&L. The duration of the outage will initiate with the removal of the Facility from service and last until notice is given that the Facility is available for dispatch.

3.33 "Major Facility Overhaul" means any Planned Outage of the Facility, or a portion thereof, for replacement or reconditioning of the Facility's gas turbine(s), turbine generator(s) or related boiler(s) due to ordinary wear and tear.

3.34    "Maximum   Emergency  Generation"   means   placing   all
        available JCP&L generating capacity in service and generating the maximum net plant output to meet peak load demands or to safeguard the operation of JCP&L's electric system and/or the PJM Interconnection.

3.35    "MWh" means megawatt hours or one thousand kWhs.

3.36 "Electric Energy" or "Electricity" means the amount of electricity in MWH generated by the Facility, less any transformation and transmission line losses and station usage, delivered by the Seller to JCP&L at the Point of Interconnection.

3.37 "Non Dispatch Periods" means the uninterrupted interval, measured in time, during which there is no request for Output of the Dispatchable Capacity.

3.38 "Operate" means to provide the engineering, purchasing, repair, supervision, training, inspection, testing, protection, operation, use, management, replacement and maintenance of and for the Facility in accordance with applicable industry standards and Prudent Electrical Practices.

3.39 "Output" means the net amount of electrical energy (MWH), as metered by JCP&L, generated by the Facility and delivered to JCP&L at the Point of Interconnection. Output excludes transformation losses and station usage.

                                8

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3.40.1  "Off-Peak  Hours"  means all hours  other  than  "On-Peak
        Hours."

3.40.2 "Off-Peak Period" means all hours not falling within an "On-Peak Period."

3.40.3 "On-Peak Hours" means all hours from 8:00 a.m. to 8:00 p.m. prevailing time Monday through Friday 52 weeks per year other than New Years Day, Memorial Day, Independence
        Day, Labor Day, Thanksgiving Day and Christmas.

3.40.4 "On-Peak Period" means all hours from 8:00 a.m. to 8:00 p.m. prevailing time Monday through Friday, December - February and June - September, minus four (4) Holidays:
        New Years Day, Independence Day, Labor Day and Christmas.

3.41 "Party" or "Parties" means the signatories to this Agreement and their permitted successors and assigns.

3.42 "PJM" or "PJM System" means the Pennsylvania/New Jersey/Maryland Interconnected Power Pool cooperatively operated under the Pennsylvania/New Jersey/Maryland Interconnection Agreement dated as of September 26, 1956 as amended or supplemented from time to time.

3.43 "Planned Outage" means the scheduled removal of the Facility from service for inspection or repair. A Planned Outage must be scheduled by the Seller two (2) months in advance and approved by JCP&L and PJM, which approval shall not be unreasonably withheld by JCP&L. A Planned Outage will initiate with the removal of the Facility from service and will terminate when the Seller notifies JCP&L that it is available for dispatch.

3.44 "Point of Interconnection" means the point at which the Electrical Interconnection Facilities of Seller connect with JCP&L's electric system.

3.45    "Project"  means the Generating Facility, the  Protective
        Apparatus and Interconnection Facilities required to permit operation of Seller's generator in parallel with JCP&L's electrical system.

3.46 "Protective Apparatus" means that equipment and apparatus which shall be installed by Seller as required by JCP&L in accordance with Section 10 of the Standard Terms and Conditions, entitled, "General Interconnect Requirements for Customer's Generation" forming part of JCP&L's Tariff for Electric Service on file with the BPU.

3.47    "Prudent  Electrical  Practices" means  those  practices,
        methods, standards, and equipment commonly used, from time to time, in prudent electrical engineering and operations to operate electrical equipment lawfully and with safety, dependability, and efficiency and in accordance with the National Electrical Safety Code, the National Electrical Code or any other applicable federal, state and local codes.

3.48    "PSE&G" means Public Service Electric & Gas Company.

3.49    "PSE&G   Gas  Supply  Agreement"  means  the  Gas  Supply
        Agreement to be entered into between PSE&G and JCP&L providing for the supply of natural gas to the Facility.

3.50    "Qualifying Facility" means a Cogeneration or Small Power
        Production Facility which meets the criteria set forth in Title 13, Code of Federal Regulations, Part 292, Subpart
        B, Section 292.203 through 292.207, inclusive.

3.51 "Scheduled Dispatch Period" or "SD" means the time duration of a request for delivery of Output beginning and ending at the time specified by JCP&L. Such periods are exclusive of Start Up and Shut Down Periods and shall require at least thirty (30) minutes notice in advance of commencement of a Start Up Period.

3.52 "Shut-Down Period" means the period necessary to shut down the Facility in accordance with good engineering practices and manufacturer's recommendations immediately following a Scheduled Dispatch Period, which may not exceed 30 minutes.

3.53 "Special Facilities" means those additions and reinforcements to JCP&L's electric system which are needed to accommodate the maximum delivery of energy and capacity from the Facility as provided herein and those parts of the Interconnection Facilities which are owned and maintained by JCP&L at Seller's request, including metering and data processing equipment. All Special Facilities shall be owned, operated, and maintained by JCP&L pursuant to Section 4.05 of JCP&L's Electric Tariff Standard Terms and Conditions.

3.54    "Standby   Demand"   means   Seller's   electrical   load
        requirement  that  JCP&L  is  expected  to  supply   when
        Seller's Generating Facility is not in operation.

3.55 "Start-Up Period" means the one and a half hour period necessary to ramp up the gas turbines and the steam turbines (if such steam turbines are "hot") in order for

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

        these turbines to reach steady state operation during the period preceding a Scheduled Dispatch Period.

3.56 "Supplemental Start-Up Period" means the three (3) additional hours required to bring the steam turbine(s) up to full load prior to the commencement of a Scheduled Dispatch Period, where such steam turbines are "cold" at the beginning of a Scheduled Dispatch Period. Under such conditions, references herein to the "Start-Up Period" shall be understood to mean the Start-Up Period defined above plus the Supplemental Start-Up Period. For the purposes of the definition, a steam turbine shall be considered to be "cold" if it has not been kept in a state of readiness, i.e., maintained at 500 Degrees F with a vacuum on the exhaust and steam to steam turbine glands.

3.57 "Temperature" means the ambient dry bulb temperature in degrees Fahrenheit measured at the monitoring station at Newark Airport.

3.58 "Unit" means a single gas turbine train and associated steam turbine.

3.59 "Unscheduled Outage" means the unscheduled removal of a Unit of the Facility from service for inspection or repair.


ARTICLE 4

TERM


4.1     Duration of Agreement

        a) This   Amended   and  Restated  Agreement   shall   be
            effective   upon  the  Effective  Date,   as   herein
            provided, and shall continue in full force and effect until June 17, 2011. (the "Initial Term").

        b) If the Effective Date does not occur by the earlier of (i) 75 days after the date of entry of the Approval Order or (ii) June 15, 1996, this Amended and Restated Agreement shall, unless otherwise mutually agreed by the Parties, immediately terminate and be of no further force or effect, and neither Party shall have any further rights, obligations, or liabilities hereunder.

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4.2     Renewal of Agreement

        This Amended and Restated Agreement shall be automatically renewed for a period of three (3) additional years, commencing with the expiration of the Initial Term pursuant to Article 4.1, unless either Party elects to terminate this Amended and Restated
        Agreement as of the expiration of the Initial Term. Such termination shall be valid only if the terminating Party provides written notice of its intent to terminate to the other Party at least three (3) full years prior to the expiration of the Initial Term.

4.3     Electrical Services Supplied by JCP&L

        This Amended and Restated Agreement does not provide for any electric service by JCP&L to Seller. If Seller requires supplemental or standby electric service from JCP&L, Seller shall enter into separate contract arrangements with JCP&L in accordance with JCP&L's applicable electric tariffs on file with and authorized by the BPU.


                            ARTICLE 5

                          CONSTRUCTION


5.1  Land Rights

     Seller hereby grants to JCP&L for the term hereof all necessary rights of way and easements to install, operate, maintain, replace and remove JCP&L's metering and other Interconnection Facilities and Special Facilities, including adequate and continuing access rights on property of Seller and Seller agrees to execute such other grants, deeds or documents as JCP&L may require to enable it to record such rights of way and easements. If any part of JCP&L's facilities are to be installed on property owned by others than Seller, Seller shall, if JCP&L is unable to do so without cost to JCP&L, procure from the owners thereof, all necessary permanent rights of way and easements for the construction, operation, maintenance and replacement of JCP&L's facilities upon such property in a form satisfactory to JCP&L. In the event Seller is unable to secure them (i) by condemnation proceedings or (ii) by other means at such cost as may be agreeable to Seller, Seller shall reimburse JCP&L for all costs incurred by JCP&L in securing such rights, it being understood however, that JCP&L shall have no obligation to do so.

5.2  Facility and Equipment Design and Construction

     Seller shall design, construct, install, own, operate and maintain the Facility and all equipment needed to generate and deliver energy or energy and capacity specified herein, except for any Special Facilities constructed, installed and maintained by JCP&L pursuant to JCP&L's Electric Tariff Standard Terms and Conditions. Such Facility and equipment shall meet all requirements of applicable codes and all standards of Prudent Electrical Practices. Seller also agrees to meet reasonable JCP&L requirements for Seller's Facility and equipment.

5.3  Interconnection Facility and Protective Apparatus Design and
     Construction

     JCP&L will coordinate with Seller in Seller's development of an electrical interconnect system for the supply of electrical service by Seller to DuPont, and for the interlock of such system with JCP&L's interconnect system to be installed for the supply of stand-by electrical service to DuPont. Seller shall construct, install, own and maintain the Interconnection Facilities and Protective Apparatus as required for JCP&L to receive energy or energy and capacity from Seller's Facility. Seller shall also reimburse JCP&L for all reasonable costs associated with the routine maintenance of interconnection equipment on JCP&L's side of the Point of Interconnection. Upon thirty days notice by Seller, prior to the planned Effective Date and on each subsequent anniversary of such Effective Date, JCP&L shall provide an estimate (for planning purposes only) and a description of the work to be performed in the succeeding year to conduct routine maintenance of interconnection equipment on JCP&L's side of the Point of Interconnection. Except for the metering facilities pursuant to Article 7, Seller's ownership of the Interconnection Facilities shall begin at the point of connection to the JCP&L service line. Seller's Interconnection Facilities shall be of a size to accommodate the delivery of the energy or energy and capacity in the form of three (3) phase, 60 cycle alternating current at 230 KV and shall conform to the requirements of Section 10 of JCP&L's Electric Tariff Standard Terms and Conditions concerning interconnection requirements attached hereto and made a part hereof. In the event it is necessary for JCP&L to install Special
     Facilities or other Interconnection Facilities or to reinforce its electric system for purposes of this Amended and Restated Agreement, Seller shall reimburse JCP&L its costs in accordance with JCP&L's Electric Tariff Standard Terms and Conditions. Any reinforcements, Special

     Facilities and other Interconnection Facilities required by JCP&L shall be justified by Prudent Electrical Practices and applicable industry standard.

5.4 Special Facilities constructed or installed by JCP&L shall be paid for by Seller in accordance with the provisions of
     Section  4.05 of JCP&L's Electric Tariff Standard Terms  and
     Conditions

5.5 Seller shall indemnify, hold harmless and agrees to defend JCP&L from and against any and all liability, loss, cost and expense, associated with any and all Federal, State and/or Local income tax liability, arising out of or connected with the transfer from Seller to JCP&L of Seller's Interconnection Facilities, Protective Apparatus, Special Facilities and/or any and all associated and/or related structures, equipment, facilities and devices in performance of, pursuant to and/or in connection herewith. JCP&L and Seller intend that such transfer shall be a Qualifying Facility transfer pursuant to IRS Advance Notice 88-129. Accordingly, Seller shall obtain, at its own expense, the report of an independent engineer regarding electricity sales by JCP&L to Seller as provided by that Advance Notice.


                            ARTICLE 6

                    OPERATION AND MAINTENANCE


6.0 The Generating Facility, the Interconnection Facilities and the Protective Apparatus shall be operated and maintained in accordance with applicable New Jersey utility industry standards and Prudent Electrical Practices with respect to the operation and maintenance of such equipment generally and in particular with respect to synchronizing, voltage and reactive power control. JCP&L shall have the right to monitor operation of the Project and may require changes in Seller's method of operation if such changes are, in JCP&L's sole judgment, necessary to maintain JCP&L Electric System Integrity.

     Seller agrees to operate the Facility in parallel with JCP&L's electric system and, subject to its right to sell electric energy to DuPont if Seller is not an EWG, and except as otherwise agreed in writing by JCP&L, to deliver the Net Electric Energy of the Facility to JCP&L at the Point of Interconnection in the form of three (3) phase, 60 cycle alternating current at 230 KV. Momentary voltage fluctuations shall be permitted, provided they neither disturb service provided by JCP&L to its customers, nor hinder JCP&L in maintaining proper voltage conditions of its electric system. Unless otherwise requested by JCP&L, Seller shall operate the Facility at a unity power factor or supply reactive power to JCP&L's electric system. At JCP&L's request, Seller shall to the fullest extent practicable operate the Facility at any excitation level within the range of the Facility's capability as determined from the equipment manufacturer's recommendations. Seller agrees to use its best efforts to comply with any such request made by JCP&L.

6.1 At JCP&L's request, Seller shall use its best efforts to deliver power at an average rate of delivery at least equal to the Contract Capacity during periods when Maximum Emergency Generation is required by PJM or JCP&L. In the event that Seller has previously scheduled an outage during a period of Maximum Emergency Generation or coincident with an Emergency, Seller shall use its best efforts to reschedule the outage.

6.2  Conditions   Requiring  Curtailment   or   Interruption   of
     Deliveries of Electricity

     a) JCP&L shall have the right upon reasonable notice to Seller when it can reasonably be given to require Seller to disconnect the generator from JCP&L's electric system or to reduce the electrical output of the generator and deliveries of Electricity into JCP&L's electric system, whenever JCP&L determines, in its sole judgment, that such a disconnection or reduction is necessary to facilitate construction, installation, maintenance, repair, replacement or inspection of any of JCP&L's facilities, or equipment, or to maintain JCP&L's Electric System Integrity, or because of emergencies, forced outages, potential overloading of JCP&L's transmission and distribution circuits, force majeure, operating conditions on either JCP&L's or Seller's system, or conditions on the PJM System are such that generators of all PJM member utilities are required to reduce generation to minimum levels during periods of low load in accordance with the applicable GPU/PJM emergency operating procedures and JCP&L has received a request from the PJM Interconnection Dispatcher to reduce or interrupt purchases from generation external to PJM; provided, however, that any such PJM requirement to reduce or interrupt such purchases of Base Capacity may not exceed 600 hours in any calendar year, of which no more than 400 such hours shall occur during On-Peak Periods.

     b) If at any time Seller fails to operate and maintain the Project as provided in Article 6 or the operation of the Project endangers the safety of JCP&L's personnel or the safe operation of JCP&L's electric system1 JCP&L may disconnect from the Seller's Facility until such condition has been corrected.

     c) If JCP&L requires Seller to disconnect the generator from JCP&L's electric system or reduce deliveries of Electricity pursuant to Article 6.2, Seller shall have the right, during such time period, to continue to serve Seller's native load, if any, and to sell electric energy to DuPont if Seller is not an EWG.

     d) In the event of a force majeure, Seller shall not be obligated to deliver, and may curtail, interrupt or reduce deliveries of energy to JCP&L. Seller shall promptly notify JCP&L of any such curtailment, interruption or reduction of deliveries.

     e) Each Party shall endeavor to correct, within a reasonable period, the condition on its system which necessitates the disconnection or the reduction of electrical Output. The duration of the disconnection or the reduction in electrical Output shall be limited to the period of time such a condition exists.

6.3 The Generating Facility shall be operated with all of Seller's Protective Apparatus in service whenever the generator is connected to or operating in parallel with JCP&L's electric system. Any deviation for brief periods of emergency or maintenance shall only be by agreement of the Parties.

6.4 Seller shall furnish JCP&L with an annual forecast not later than December 15 of each year setting forth the expected dates and anticipated duration of each Planned Outage for the succeeding 36 months, provided that the dates and anticipated duration of such Planned Outages may be changed as hereinafter provided. Seller shall update, on a monthly basis, the outage request schedule by the 15th day of each month. Such updates shall be transmitted to JCP&L by telephone and promptly confirmed in writing. JCP&L shall forward its response to an outage request not later than 10 days following JCP&L's receipt of such outage request. Seller shall notify JCP&L's dispatcher approximately 15 minutes prior to the approved outage period of its intent to remove the Generating Facility from service. Seller shall also notify JCP&L concerning the cause and duration of any Forced Outage.

6.5 Seller shall not schedule or conduct Planned Outages during On-Peak Periods.

     a) Seller shall keep and maintain accurate and complete records for the Generating Facility containing such information regarding operation and maintenance of the Generating Facility and all associated equipment as is appropriate and consistent with industry practice and as may be necessary for JCP&L to comply with its applicable requirements. JCP&L will advise Seller of such requirements as are in effect from time to time. Seller shall make such records available to JCP&L for inspection and copying from time to time as JCP&L may reasonably request.

     b) Seller shall maintain and classify outage statistics for the Generating Facility in accordance with the GPU System outage classification procedures as the same may be in effect from time to time. Seller shall supply such statistics to JCP&L upon request. In addition, Seller shall maintain or cause to be maintained such other records relating to the Generating Facility as may be reasonably required by the GPU System of cogeneration projects, and, upon written notice from
          JCP&L, will maintain or cause to be maintained such other records as the NJBPU, FERC or other regulatory body having jurisdiction, may from time to time require.

6.7 If, at any time, JCP&L doubts the integrity of any of Seller's Protective Apparatus and believes that such loss of integrity would impair the JCP&L Electric System Integrity, Seller shall demonstrate, to JCP&L's satisfaction, the correct calibration and operation of the equipment in question.

6.8 Seller shall furnish to JCP&L on each January 1 following the Effective Date satisfactory evidence that during the previous calendar year, Seller has performed or caused to be performed all manufacturer-recommended maintenance and testing of the Generating Facility and the Protective Apparatus and interconnection equipment, including circuit breakers, relays and auxiliary equipment. Seller shall provide JCP&L with at least 30 days prior written notice of its intent to test such equipment and JCP&L personnel or their representatives may, if JCP&L desires, observe such testing.

6.9 Seller shall provide reactive power for its own requirements and the reactive power losses of interfacing transformers.
     Seller shall not deliver excess reactive power to JCP&L unless otherwise agreed upon between the Parties.

6.10 The Generating Facility shall at all times be operated and maintained to conform to all applicable laws and regulations. Seller shall obtain and maintain any governmental authorizations and permits for the continued operation of the Generating Facility.

6.11 Dispatch of the Facility

     a) Seller agrees to deliver, or cause to be delivered, and sell to JCP&L, and JCP&L agrees to accept and purchase from Seller the electric energy associated with the
          Base Capacity which is produced by the Facility and delivered to JCP&L whenever it is made available, and the electric energy associated with the Dispatchable Capacity which is produced and delivered to JCP&L during Start Up, Supplemental Start Up, Shut Down, and Scheduled Dispatch Periods up to the Dispatch Capacity at the rates set forth herein. Seller and JCP&L further agree that, except for the energy which Seller may sell to DuPont if Seller is not an EWG, all energy associated with the Contract Capacity will be fully committed to JCP&L and may not be sold to any other entity unless otherwise agreed by JCP&L in writing.

          Subject to the terms and conditions set forth below, JCP&L shall have the right to request any of the three Dispatch Capacity levels above the Base Capacity. Dispatch of the Facility shall be in accordance with the rules and procedures of JCP&L and PJM. The first level of dispatch above the Base Capacity which JCP&L may call for is the Dispatch Capacity (Second Combined Cycle). At any time while the Facility is at the Dispatch Capacity (Second Combined Cycle) level, JCP&L shall have the option to request the next level of dispatch which is Dispatch Capacity (Duct Fired). JCP&L shall have the option to request the Facility to return to the Dispatch Capacity (Second Combined Cycle) level without requesting the Facility to shut down entirely. During a System Emergency, JCP&L may request the third level of dispatch which is Dispatch Capacity (Max Output). Notwithstanding anything in this Amended and Restated Agreement to the contrary, Seller shall not be obligated to provide more than 73 MW, as may be adjusted to reflect temperature variations from 92 Degrees F, of Dispatch Capacity at any time. JCP&L further recognizes that the Seller is only capable of firing the duct burners on natural gas; it has no capacity to fire said duct burners on kerosene.

          When the Facility must burn kerosene, JCP&L agrees not to request more Scheduled Dispatch Hours than are authorized under the Facility's air permit issued by the New Jersey Department of Environmental Protection. Accordingly, should JCP&L wish to dispatch the Facility on kerosene in excess of such maximum permitted hours, it shall obtain an appropriate variance from the New Jersey Department of Environmental Protection prior to making a request for additional dispatch hours on kerosene.

     b) On or about the twenty-seventh day of each month, JCP&L will supply a weekly operating plan for the following month. Thereafter, JCP&L will provide a weekly operating plan to the Seller by 3:00 p.m. Friday of each week for implementation the following Monday. Nothing in any weekly operating plan provided by JCP&L pursuant to the two preceding sentences shall preclude JCP&L from modifying any such plan at any time and for any reason and from scheduling Scheduled Dispatch Periods at such time or times as JCP&L, in its sole discretion, deems necessary or appropriate. Nonetheless, the weekly operating plan as amended shall be used by Seller to plan maintenance and work schedules. Unless otherwise agreed, Seller will be prepared to commence a Start-Up Period within thirty
          (30) minutes of receiving a Scheduled Dispatch Period request from JCP&L between 5:00 a.m. and 10:00 p.m. on weekdays. During other periods, JCP&L will use reasonable efforts except during System Emergencies to provide Seller with two (2) hours between the communication of a Scheduled Dispatch Period request and the commencement of a Start-Up Period. No change in a Scheduled Dispatch Period request will become effective unless Seller is provided with at least thirty (30) minutes notice before being required to commence a Start-Up Period. Shut-Down Periods will commence immediately upon notification by JCP&L.

     d) If JCP&L requests that the Dispatch Capacity (Second Combined Cycle) be dispatched, it shall have the right during the same day to request the shut down of one (1) Unit, and shall have the further right to restart such Unit on one additional occasion during the same calendar day.

     e) No Contract Availability penalties shall apply during Start-Up Periods except any partial or full outage condition which may exist at the time the Start-Up Period begins. If the Facility is in a partial outage at the commencement of a Start-Up Period and the

          Facility fails to reach an output level which would end such partial outage, the Facility will only be entitled to the appropriate partial level of availability credit for the Start-Up Period.

     f) Seller shall be permitted a Shut-Down Period not to exceed 30 minutes in order to shut down the Facility in accordance with good engineering practice and manufacturer's recommendations immediately following a Scheduled Dispatch Period. No Contract Availability penalties shall apply during Shut-Down Periods except any partial or full outage condition which may exist at the time the Shut-Down Period begins.

6.12 Any review by JCP&L of the design, construction, operation, or maintenance of the Project is solely for the information of JCP&L. By making such reviews, JCP&L makes no representation as to the economic and technical feasibility, operational capability, or reliability of the Project. Seller shall in no way represent to any third party that any such review by JCP&L of the Project, including, but not limited to, any review of the design, construction, operation, or maintenance of the Project by JCP&L is a representation by JCP&L as to the economic and technical feasibility, operational capability, or reliability of said facilities. Seller is solely responsible for economic and technical feasibility, operational capability, or reliability of said facilities.

6.13 Generation in Excess of Base Capacity During Periods of Non-
     Dispatch

     Seller will not be paid for the export of any generation of electricity in excess of 41 MW (the Base Capacity, which will be 41 MW during all hours of the year) at times when JCP&L has not called for any portion of the Dispatchable Capacity to be operated. Notwithstanding the foregoing, the Seller may, at its option, generate up to 50 MW during periods of non-dispatch; provided, however, that Seller shall pay JCP&L for the proportional amount of natural gas fuel expense for fuel required to generate such excess energy, and JCP&L will pay Seller the hourly PJM billing rate for any such excess energy so delivered between 41 MW and 50 MW. No other payments (fixed energy or capacity) will be made for energy in excess of 41 MW. The foregoing shall not, however, effect JCP&L's right to curtail all Facility output during System Emergencies. Seller must give proper advance notice as provided in Appendix A and operate the Facility consistently with the requirements of Appendix A.

                            ARTICLE 7

                      DELIVERY AND METERING


7.0  Delivery and Metering

     All Electricity shall be delivered to JCP&L at the Point of Interconnection with the characteristics and at the voltage level specified in Article 6.0. All meters and equipment used for the measurement of electric power for determining JCP&L's payments to Seller hereunder shall be provided, owned, maintained, inspected and tested by JCP&L. Seller shall reimburse JCP&L for the reasonable costs of all meters and equipment used for the measurement of Electricity, and shall also reimburse JCP&L for costs involved with the inspection and periodic testing of such meters.

7.1 Meters will be read monthly by JCP&L to determine the amount of Electricity delivered to it. Seller may install additional metering for its own use, but the determination of delivered Electricity will be measured by JCP&L's meters for billing purposes.

7.2 For purposes of monitoring the generator operation, JCP&L shall have the right to require, at Seller's expense, the installation of generation telemetering and control of selected breakers and switching equipment. Seller will also be responsible for the operating and maintenance costs associated with the metering and telemetering equipment.

7.3 JCP&L's meters shall be sealed and the seals shall be broken only when the meters are to be inspected, tested, or adjusted by JCP&L. Seller shall be given reasonable notice of testing and have the right to have its Operating Representative present on such occasions.

7.4 If, upon testing, any electrical measuring equipment is found to be in error by not more than plus or minus two percent (2%), previous recordings of such equipment shall be considered accurate in computing deliveries of Electricity hereunder, but such equipment shall be promptly adjusted to record correctly. If, upon testing, any electrical measuring equipment shall be found to be inaccurate by an amount exceeding plus or minus two percent(2%), then such equipment shall be promptly adjusted to record properly and any previous recordings by such equipment shall be corrected to zero error. If no reliable informationexists as to when the equipment became inaccurate, it shall be assumed for correction purposes hereunder that such inaccuracy began at a point in time midway between the testing date and the last previous date on which the equipment was tested and found to be accurate.

     Should the primary meter equipment at any time fail to register, or should the registration thereof be so erratic so as to be meaningless, the energy deliveries shall be determined from the best information available, including, but not limited to, operator's log and telemetry data of the meter results.


                            ARTICLE 8

                          TERMS OF SALE


8.1  Base Capacity Pricing

     The price for Base Capacity delivered to JCP&L shall consist of an energy component and a capacity component.

     The  energy  component shall be a Fixed component  equal  to
     1.362 cents per kWh and shall be paid from and after the Effective Date through June 17, 2003.

     The energy component of the price for Base Capacity shall be varied according to the time of delivery as follows:

          (i) during On-Peak Hours, the Fixed energy component of price shall be multiplied by 127%.

          (ii) during Off-Peaks Hours, the Fixed energy component of price shall be multiplied by 85%.

     The Fixed energy component of price shall not be paid from and after June 18, 2003 through the end of the Initial Term.

                    The capacity component for Base Capacity shall be as follows:

          (iii)      1.21 cents per kWh averaged over all  hours.
     The  capacity component will, however, be paid only for  kWh delivered  during  the On-Peak Period at the  rate  of  5.97 cents per kWh.

          (iv) There will be no capacity component payment during the Off-Peak Period.

8.2  Full Fixed Payment Components for Dispatchable Capacity.

(a)  Fixed Capital Payment:

     The Fixed Capital Payment (Based on 100% Contract Availability) is equal to $9.90/kW-month through June 17, 2003, and shall be $6.40/kW-month for the remaining term of the Agreement. Prior to March 1, 1996, Seller may elect to convert the foregoing Fixed Capital Payments to a levelized rate of $9.02/kW-month for the remaining duration of the term commencing with the month immediately following the months in which Seller provides written notification thereof to JCP&L.

(b)  Fixed O&M Payment:

     The Fixed O&M Payment (based on 100% Contract Availability) is equal to $3.50/kW per month in 1996. This payment shall be adjusted annually by the change in the GDPDI upon the anniversary of the Effective Date.

     The annual Full Fixed Payment shall mean the sum of the Fixed Capital Payment and the Fixed O&M Payment.

8.3  Fixed Payment Procedure.

     A Fixed Payment shall be made to Seller in each Billing Period during the term hereof commencing with the Effective Date, in accordance with the procedures described below. The Fixed Payment is dependent upon the Contract Availability and Dispatchable Capacity, as described in
     Section 8.3(d).

     The   Full  Fixed  Payment  is  composed  of  the  following
     components:

     a)   Fixed  Capital  Payment.  This component  of  the  Full
          Fixed  Payment shall be equal to the values  listed  in
          Section 8.2(a).

     b) Fixed O&M Payment. The 1996 value of this component shall equal to the value listed in Section 8.2(b). Commencing with the first anniversary of the Effective Date and on each subsequent anniversary thereof through-out the term of this Agreement, this component shall be calculated as the product of the prior year's Fixed O&M Payment and the ratio of the average of the four quarterly GDPDI values ending with the third quarter of the prior year, to the average of the four quarterly GDPDI values ending with the third quarter of the year prior to such prior year. All eight GDPDI values will be referenced from the January publication of the Survey of Current Business.

          Illustrative Example of Fixed O&M Payment.

          Assume that the Fixed O&M Payment for 1998 is $4.00/kW month and the Effective Date is January 1, 1996.
          Assume also that the GDPDI values are as follows:

            Quarter                        GDPDI Index

       4th Quarter, 1996                      150.4
       1st Quarter, 1997                      152.1
       2nd Quarter, 1997                      153.5
       3rd Quarter, 1997                      156.2
       4th Quarter, 1997                      157.8
       1st Quarter, 1998                      160.1
       2nd Quarter, 1998                      162.0
       3rd Quarter, 1998                      164.3

          Then the Fixed O&M Payment for 1999 is computed as:

          =    ($4.00)   *    (161.1)
                              (153.1)

          =    ($4.00)   *    (1.0523)

          =    $4.21/kW month

     c) Estimated Fixed Payment: An Estimated Fixed Payment shall be made to the Seller in each Billing Period of the Term of this Agreement commencing with the Effective Date which is equal to the product of the (a) Full Fixed Payment; (b) the Dispatchable Capacity; and
          (c) the Target Availability Multiplier defined below.

     d) Actual Fixed Payment: The annual Actual Fixed Payment is the sum of the monthly Full Fixed Payments for each Contract Year, adjusted for Dispatchable Capacity and Contract Availability, that will be paid to Seller on an annual basis. It is equal to the product of: (a)
          the sum of the monthly Full Fixed Payments, (b) the Dispatchable Capacity; and (c) the Contract Availability. A single adjustment to the monthly Estimated Fixed Payment due to Seller (the "Fixed Payment Adjustment") will be made with the first payment to Seller of each Contract Year, commencing with the second Contract Year and for each Contract Year thereafter.

          The Fixed Payment Adjustment will be equal to the annual Actual Fixed Payment for the prior Contract Year less the sum of the twelve (12) monthly Fixed Payments for the prior Contract Year. If the Fixed Payment Adjustment is a debit to Seller, then such amount shall be fully set off against amounts owed to Seller pursuant to this Agreement during the next Billing
          Period. If following such setoff, a net amount is still due JCP&L, such payment will be made to JCP&L within thirty (30) days of receipt of JCP&L's invoice for such payment. If the Fixed Payment Adjustment is a credit to Seller, this credit shall be included with the first payment of each Contract Year, commencing with the second Contract Year. In all cases, the Fixed Payment Adjustment shall have no interest component added.

     e)   The   Target   Availability  Multiplier.   The   Target
          Availability Multiplier shall equal:

          i)   For   the   first   Contract  Year,   the   Target
               Availability Multiplier will be equal to 95%.

          ii) Commencing with the second Contract Year and for each subsequent Contract Year, the Target Availability Multiplier will equal the Contract Availability for the prior Contract Year unless modified by the Parties' mutual agreement to reflect an unusual occurrence.

     NOTE: Target Availability Multiplier shall never be greater than one (l.0).

     f) Contract Availability. The Contract Availability is calculated as follows:

       Total Hours - Equivalent contract Unavailable Hours
                           Total Hours
          where:

          i)   Total Hours = total hours in the Contract Year.

       (ii) Equivalent Contract Unavailable Hours = total of all hours during the Contract Year during which there occurred a full or partial Planned, Forced, or
            Maintenance  Outage,  as those  terms  are defined in
            Article 3 of this Agreement (including outages resulting from Force Majeure events, but excluding outages resulting from (x) JCP&L's failure to supply natural gas to the Facility during periods when PSE&G has not interrupted or recalled the interstate or intrastate transportation that it supplies under the PSE&G Gas Supply Agreement and
               (y) JCP&L's failure to accept available Output from the Facility). Partial outages are measured on an equivalency basis, e.g., a 50% outage for one hour would be equivalent to a full outage for one-half hour, and so forth.

     NOTE: The Contract Availability Multiplier shall never be greater than one (1.0).

     g)   Measurement of Contract Availability.

          For purposes of determining Contract Availability, the following procedure will be used to measure periods of unavailability:

          When a Scheduled Dispatch Period has been requested by JCP&L in accordance with the terms of this Amended and Restated Agreement, Seller shall have until the end of the Start-Up Period (plus the Supplemental Start-Up Period, in the case of "cold" start-ups) to produce the requested Dispatch Capacity. If, at the end of the Start-Up Period (plus the Supplemental Start-Up Period, in the case of "cold" start-ups), the Facility is unable to produce the requested Dispatch Capacity, the Facility is then considered to be in a full or partial Forced Outage, as the case may be, provided, however, that Seller shall not be obligated to, and the Facility shall not be considered to be in a full or partial Forced Outage as a result of any failure to, produce Dispatch Capacity in excess of 73 MW, as may be adjusted to reflect temperature variations from 92 Degrees F, at any time. If the Dispatch Capacity (Second Combined Cycle) is requested and is successfully responded to, the remaining Dispatchable Capacity will be considered available unless a partial outage had existed at the time Start-up Period was requested. If the Dispatch Capacity (Second Combined Cycle) is requested and is not successfully responded to, the Facility operators and System dispatchers must use Prudent Electric Practices to assess the effects on the availability of the remaining Dispatchable Capacity.

          The Facility will remain in a full or partial Forced Outage until such time as JCP&L is notified by Seller that the Facility is again available for full or partial dispatch and, at JCP&L's option, can demonstrate this availability over a two (2) hour period. At the end of a fully or partially successful demonstration, the Facility will be considered to be fully or partially available, respectively.

          If, however, JCP&L elects not to dispatch the Facility when Seller notifies JCP&L of the Facility's availability, the Seller may at its own cost, choose to demonstrate Facility availability as specified above subject to Seller being responsible for any energy costs above the current PJM billing rate related to such demonstration; provided, however, that JCP&L is able to accept the energy so produced. If JCP&L, in its sole judgment, would not be able to accept the energy produced during such a demonstration, then JCP&L will recognize the Facility as being available; provided, however, that if the Facility is unavailable at the next Scheduled Dispatch Period request, the Facility will then be considered to have been continuously unavailable from the time of the Original Request.

          No Dispatchable Capacity will be considered available unless the full 41 MW of Base Capacity (or so much thereof as has not been curtailed or interrupted by JCP&L) is being exported to the JCP&L System. Notwithstanding the foregoing, if Seller notifies JCP&L that the Base Capacity is being curtailed for Seller's economic benefit and Seller wishes the Facility to be considered available, JCP&L will consider the Base Capacity and balance of Facility available if Seller agrees to make the Base Capacity available along with the balance of the Facility should JCP&L desire it. In each event, Seller will receive no payments for Base Capacity when it is not delivered and only the prices associated with Base Capacity should JCP&L request the Facility to run.

     h)   Heat Rate Incentive

          The  Average Heat Rate, as defined below, will be  used
          to  calculate  the Heat Rate Adjustment depending  upon
          whether  the Average Heat Rate is above or  below  9500
          BTU/kWh HHV (High Heating Value).

          At the conclusion of each Contract Year, JCP&L will calculate the Average Heat Rate (AHR) for the Facility over the past 12 months using the following formula which will result in either an increase or decrease to the payments made by JCP&L to Seller hereunder:

                      AHR = Net Fuel Input
                               AG

where:

          Net Fuel Input is all the fuel paid for by JCP&L less fuel associated with and paid for by Seller with respect to (a) its steam and electric sales made to DuPont and (b) the fuel used during Facility startup and shutdown (with the amount of fuel to be deducted pursuant to (b) to be determined within 90 days after the Effective Date pursuant to test procedures and protocols mutually agreed upon by Seller and JCP&L).

          AG, or the Annual Generation, is the annual total of kWhs produced by the Facility, exported to, registered at the billing meter and purchased by JCP&L.

        The Heat Rate Adjustment (HRA) will be calculated at the conclusion of each Contract Year as follows:

               HRA = 0.25 x GHR - AHR x AAFC x AG
                            1,000,000

          where

          GHR, or the Guaranteed Heat Rate, is 9500 BTU/kWh for l996. Thereafter, GHR shall be adjusted in accordance with the degradation curves supported by the manufacturer's data as set forth in Appendix D, to be mutually agreed upon and attached to this Amended and Restated Agreement within 90 days after the Effective Date. Such degradation adjustment, however, shall in no event result in an increase in GHR of more than 2% above 9500 Btu/kWh.

          AAFC, or the Average Annual Fuel Cost, is the average cost for fuel paid for by JCP&L for the Facility in $/MMBTU for the time period corresponding to the Average Heat Rate calculation.

          For example, by way of illustration only, if during 1996:

          AHR = 9300 Btu/kWh

          AAFC = $2.60 MMBtu

          AG = 700,000,000 kWh [7000 hours at 100MW]

          HRA = 0.25 x (9500-9300) BTU/kWh x $2.60/MMBtu
                            1,000,000

                   x 700,000,000 kWh = $91,000

          JCP&L will provide Seller with an average Heat Rate Adjustment statement not later than 15 days after each anniversary of the Effective Date. The Heat Rate Adjustment payment, if any, will be made by Seller or by JCP&L (as either an increase in or offset to payments otherwise made by JCP&L to Seller hereunder) in six equal monthly installments (without interest) commencing the second calendar month following each anniversary of the Effective Date; provided, however, that any remaining Heat Rate Adjustment payment for the last full Contract Year during the term hereof and for the partial Contract Year commencing on the last anniversary of the Effective Date during the term hereof and ending on June 17, 2011 shall be invoiced by JCP&L on or before July 1, 2011, and the net amount thereof shall be paid, in cash, by Seller or JCP&L, as the case may be, within 30 days of submission of such invoice.

8.4  Demonstration of Contract Capacity

     Seller shall demonstrate the ability of the Generating Facility to provide JCP&L Base Capacity within 30 days after the Effective Date. Thereafter, twice annually at JCP&L's request, Seller shall, once during On-Peak Period summer months and once during On-Peak Period winter months demonstrate the ability of the Generating Facility to provide Base Capacity for such period of time as is required by PJM from time to time for all PJM suppliers. Seller's demonstration of Base Capacity shall be at Seller's expense (except for the cost of fuel) and conducted at a time and pursuant to procedures as may be required by applicable GPU System rules, regulations and guidelines. JCP&L and Seller agree to use their reasonable best efforts to cause the capacity demonstration to be scheduled as early as practicable in each peak period. If Seller fails to demonstrate the ability of the Generating Facility to provide at least 90% of the Base Capacity, the Capacity Component of the price to be paid for Electricity pursuant to Article 8.1 thereof shall be reduced to the following amount until Seller is able to demonstrate the ability to provide at least 90% of the Base Capacity:

     Demonstrated Capacity x 5.97 cents/kWh
        Base Capacity

     If Seller does not demonstrate the ability of the Generating Facility to provide at least 90% of the Base Capacity during the applicable On-Peak Period, then a retroactive reduction of the Capacity Component of the price to be paid for Electricity pursuant to Article 8.1 based upon the above formula will be applied to the entire applicable On-Peak Period.

     However, should Seller's failure to demonstrate the ability of the Generating Facility to provide 90% of Base Capacity be caused by a "force majeure" event as defined in Article 12 hereof, the provisions of this Article 8.4 for Base Capacity shall not apply until the "force majeure" has ceased to exist.

     As part of the foregoing Capacity Test, Seller shall demonstrate the ability of the Generating Facility to provide JCP&L the Dispatchable Capacity. This test shall be conducted pursuant to procedures as may be required by applicable GPU System rules, regulations and guidelines. If Seller fails to demonstrate the ability of the Generating Facility to provide the sum of the Base Capacity and 90% of the Dispatchable Capacity, the Facility will be considered in either a full or partial Forced Outage for Contract Availability calculation purposes. This Forced Outage will remain in effect until the sum of the Base Capacity and 90% of the Dispatchable Capacity is demonstrated. If the Facility is unable to demonstrate the sum of the Base Capacity and 90% of the Dispatchable Capacity at least once during the entire On-Peak Period summer months in any year, a penalty will be applied which is equal to:

[Dispatchable Capacity - Demonstrated Capacity In Excess of Base
         Capacity] x PJM Capacity Deficiency ($/kW year

A penalty for failure to demonstrate Dispatchable Capacity during an entire annual On-Peak Period can be collected only one time per Contract Year.

     Note: The  data  used  to temperature correct  the  Capacity
           Test will be taken from the temperature provided by Newark Airport to the National Weather Agency.

     However, should Seller's failure to demonstrate the ability of the Generating Facility to provide the sum of the Base Capacity and 90% of the Dispatchable Capacity be caused by a "force majeure" event as defined in Article 12 hereof, the provisions of this Article 8.4 relating to demonstration of the availability of at least the sum of the Base Capacity and 90% of the Dispatchable Capacity shall not apply until the "force majeure" has ceased to exist.

8.5  Variable O&M and Start-up Payments

     A)   Variable O&M Payment

          A Variable O&M Payment, whose initial 1996 value shall be $0.004/kWh, shall be paid for the Net Electrical Energy associated with the Dispatchable Capacity. The Variable O&M Payment shall be adjusted upon each anniversary of the Effective Date by the change in the GDPDI.

     B) Seller shall be paid a Start-up Payment for each requested and successfully completed Start-up Period of a gas turbine train associated with the Dispatch Capacity (this payment will not be made for the unit-used to satisfy the Base Capacity output). The initial 1996 values of the Start-up Payments are contained in the table below. Start-up fuel costs shall be borne by JCP&L pursuant to the terms of Article 9 hereof and Appendix A hereto.


The first 150 starts/year        $1500/Start
All starts over 150 starts/year  $4,000/Start


          These  values shall be adjusted by the GDPDI  annually.
          These payments are intended to compensate the Seller for the increased O&M costs associated with Start-ups, ramp ups, ramp downs and stops.

8.6  DuPont Service

          Seller will supply electricity (but only if Seller is not an EWG) and steam to DuPont during all periods when the Facility is supplying Base Capacity and/or Dispatchable Capacity to JCP&L. To the extent JCP&L is not providing all required electric energy to DuPont (i.e., if Seller is not an EWG), standby service for electricity will be supplied by JCP&L to service Depot's needs during all other periods under the applicable tariff rates that are in effect at the time of service. Seller will be responsible for providing Depot's steam needs during periods of Facility downtime.

8.7 In recognition of the understanding of the Parties hereto that any payments made pursuant hereto are intended by the Parties to be treated as received in the year in which such payments are due, Seller acknowledges that the Parties intend that JCP&L shall have a deductible expense, and Seller shall have taxable  income or expense, as the case  may  be,  with
          respect to any payments made to Seller under this Agreement. Seller shall not take a contrary or inconsistent position with respect to the foregoing on any federal, state or local tax return, before any taxing authority or in any related tax proceeding.


                            ARTICLE 9

                         FUEL MANAGEMENT


9.1       JCP&L Responsibility for Facility Fuel Requirements

          From  and  after  the  Effective Date,  JCP&L  will  be
          responsible for the supply of, and shall supply to Seller, the natural gas required for use by the
          Facility including the natural gas required by the auxiliary boiler to supply DuPont with steam when steam is not available from the heat recovery steam generators, on the terms and conditions set forth in Appendix A hereto. Seller will be responsible for maintaining on site kerosene inventories for periods of gas interruption. All costs for the supply of natural gas shall be borne by JCP&L; provided, however, that Seller shall reimburse JCP&L for the cost of any fuel used to generate steam from the auxiliary boiler. JCP&L will reimburse Seller for any kerosene used during periods of gas curtailment at the replacement price of kerosene (except for kerosene used to generate steam for DuPont from the auxiliary boiler) at the then prevailing market rate therefor in the area in which the Facility is located.

          Seller will reimburse JCP&L, at the average monthly price for natural gas, for the cost of fuel necessary to provide DuPont with a quantity of BTU/lb of steam from the Facility which shall be determined within 90 days of the Effective Date pursuant to the methodology set forth in Appendix B. Until such determination has been made, such quantity shall be deemed to be 500 BTU/lb of steam. Seller will also reimburse JCP&L the proportional amount of fuel used to supply DuPont electricity using the following formula:

                    DEFP =    DEC   x FS x FC
                          [DEC + JCEE]

Where:

          DEFP is the DuPont electric fuel payment, in dollars, which would be made monthly to JCP&L.

          DEC is the DuPont electrical consumption, measured in MWH, for the month in question.

          JCEE is the JCP&L electrical exports, measured in MWH, made by the Facility to JCP&L for the month in question.

          FS  is  the fuel supplied by JCP&L, measured  in  MMBTU
          HHV, to Facility less the fuel Seller pays for due to steam sales for the month in question.

          FC is the average monthly fuel cost, measured in $/MMBTU, to the facility for the month in question.

9.2       Natural Gas Fuel Unavailability

          During periods when JCP&L is unable to provide gas to the Facility, it is the responsibility of Seller to maintain an on-site supply of kerosene to fuel the Facility. If this fuel is used by Seller, Seller will be reimbursed for the replacement cost of the kerosene (except for kerosene used to generate steam for DuPont from the auxiliary boiler) at the then prevailing market rate therefor in the area in which the Facility is located. However, if the Facility's air permit would limit or prohibit the use of kerosene (e.g., if the allowed number of hours of kerosene use has already been exceeded) and JCP&L has been unable to obtain an appropriate variance from the New Jersey Department of Environmental protection which would permit the necessary additional kerosene use, Seller may procure gas from third parties for use by the Facility for so long as JCP&L is unable to provide the necessary gas for the Facility. JCP&L shall allow Seller to use transportation capacity which JCP&L may have available (taking into account JCP&L's system-wide needs) for such third party gas and shall reimburse Seller for such gas (except for gas used to generate steam for DuPont from the auxiliary boiler) and all related transportation costs (excluding any transportation made available without charge by JCP&L) at a rate equal to the lesser of (i) Seller's actual costs for such gas and transportation or (ii) the maximum reimbursement to which Seller would be entitled pursuant to the last sentence of Section A.2.l of Appendix A hereto.

9.3       Metering Responsibilities

          Both Seller and JCP&L shall maintain meters for measuring the quantity of fuel used by the Facility. The meters shall be capable of recording total MCFs and associated calculated BTUs delivered to the Facility on a continuous, real time basis and shall be calibrated at regular intervals based on manufacturer's recommendations. The Parties will use these meter readings to check the readings obtained by PSE&G. In the event of a discrepancy between meters, the readings obtained by PSE&G shall prevail until such time as all of the meters can be recalibrated. If such recalibration demonstrates that the PSE&G meter data was in error, an appropriate adjustment shall be made for the period in question.


                           ARTICLE 10

                      BILLINGS AND RECORDS


10.1      Billing

          JCP&L shall mail to Seller not later than thirty (30) days after the end of each monthly billing period (1) a statement showing the Electricity delivered to JCP&L from the Facility for that monthly billing period, (2) JCP&L's computation of the amount due Seller, (3) such other amounts as may then be due and payable by Seller to JCP&L hereunder. Together with such monthly statement, JCP&L shall mail to Seller JCP&L's check in payment of the said amount shown due Seller. If Seller desires a wire transfer, such wire transfer shall be made within 33 days after the end of the related monthly billing period.

10.2      Records

          Both Seller and JCP&L shall keep a record of all invoices, receipts, charts, computer printouts, punch cards or magnetic tapes related to the volume or price of Electricity sales made hereunder. Such records shall be made available for inspection by either Party upon reasonable notice. All such materials shall be kept on record for a minimum of six (6) years from the date of their preparation.

10.3 Commencing with the Effective Date, Seller shall pay to JCP&L a monthly administration fee in the amount of $1,440, as such amount shall have been adjusted annually on each June 18 commencing June 18, 1991 based upon the change in the GDPDI. Such fee shall be offset against JCP&L's payment to Seller pursuant to Section
          10.1. This fee is to be further adjusted annually on each June 18 after the Effective Date based upon the change in the GDPDI.

10.4 JCP&L shall have the right to set off at any time against any and all amounts which may be due and owing from JCP&L to Seller under this Amended and Restated Agreement the full cost of any and all materials, equipment, services and supplies for which payment is past due.

10.5 a) In the event adjustments or corrections to billing statements are required as a result of inaccurate meters or other errors in computation or billing, the Parties shall recompute amounts due from or to JCP&L during the period of inaccuracy as provided in Article 7 hereof and otherwise correct any errors in such billing statement. If the total amount, as recomputed, due from a Party for the period of inaccuracy varies from the total amount due as previously computed, and payment of the previously computed amount has been made, the difference shall be paid to the Party entitled to it within thirty (30) days after the recomputation.

    b) If JCP&L or Seller does not receive written notice from the other Party of an objection to a billing statement within thirty (30) days from the rendering thereof, said billing statement shall be deemed correct.


                           ARTICLE 11

                   ACCESS TO SELLER'S FACILITY

          Properly accredited representatives of JCP&L shall, at reasonable times, with reasonable notice to Seller and subject to compliance with all of Seller's reasonable safety rules, have access to Seller's Facility for any purpose reasonably connected with this Amended and Restated Agreement or the exercise of any right secured to JCP&L by law or its Tariff for Electric Service.


                           ARTICLE 12

                          FORCE MAJEURE


12.1 a) The term "force majeure" as used herein means unforeseeable causes beyond the reasonable control of and without the fault or negligence of the party claiming "force majeure", including but not limited to acts of God, strike, flood, earthquake, storm, fire, lightening, epidemic, war, riot, civil disturbance, sabotage, change in law or applicable regulation subsequent to the date thereof and action or inaction by any federal, state or local legislative, executive, administrative or judicial agency or body which, in any of the foregoing cases, by exercise of due foresight such party could not reasonably have been expected to avoid, and which by the exercise of due diligence, it is unable to overcome.

          b) Anything to the contrary contained in Section 12.1(a) or otherwise herein notwithstanding, except as may expressly be provided in Section 12.1(a), the term "force majeure" shall not include any of the following:'

          i) Any reduction, curtailment or interruption of generation or operation of the Generating Facility, whether in whole or in part, or the ability of JCP&L to accept or transmit electricity generated
               by  the  Generating  Facility   which   reduction,
               curtailment or interruption is caused by or arises from the action or inaction of any third party,
               including   without  limitation,   any  vendor  or
               supplier to the Generation Facility or JCP&L of material, equipment, supplies or services, unless, and then only to the extent that, any such action or inaction would itself be excused hereunder as a "force majeure"; provided, however, that failure of JCP&L to supply natural gas to the Facility
               during   periods when PSE&G has not interrupted or
               recalled the interstate or intrastate  transporta-
               tion that it supplies under the PSE&G Gas   Supply
               Agreement and to accept available Output from the Facility shall be considered a "force majeure" event with respect to the obligations of Seller hereunder, provided, further, that the non-supply of natural gas by JCP&L during periods when PSE&G has interrupted or
               recalled     the    interstate    or    intrastate
               transportation that it supplies under the PSE&G Gas supply Agreement shall not be considered a "force majeure" event hereunder;

               ii) Any outage, whether or not due to the fault or negligence of JCP&L or Seller, of the Generating Facility or JCP&L's electric system attributable to a defect or inadequacy in the manufacture, design or installation of the Generating Facility or JCP&L's facilities or equipment or to a breakdown of their mechanical or electrical equipment that prevents, curtails, interrupts or reduces the ability of the Generating Facility to generate electricity or the ability of JCP&L to perform its obligations hereunder; or

               iii) Changes in market conditions that affect the cost or availability of the Generating Facility's primary or alternate fuel supply or demand for Seller's products or affect JCP&L's fuel supplies or alternate supplies of electric energy or customer demand therefor.

12.2 Except for the obligation of either Party to make any required payments hereunder, the Parties shall be excused from performing their respective obligations under this Amended and Restated Agreement and shall not be liable in damages or otherwise if and to the extent that they are unable to so perform or are prevented from performing by a "force majeure", provided that:

     a) the non-performing Party, as promptly as practicable after the occurrence of the "force majeure", but in no event later than 14 days thereafter, gives the other Party written notice describing the particulars of the occurrence;

     b) the suspension of performance is of no greater scope and of no longer duration than is reasonably required by the "force majeure";

     c) the non-performing Party uses its best efforts to remedy its inability to perform; and

     d)   as  soon as the non-performing Party is able to  resume
          performance of its obligations excused as a result of
          the   occurrence,   it   shall  give   prompt   written
          notification thereof to the other Party.

12.3 Neither Party shall be required to settle any strike, walkout, lockout or other labor dispute on terms which, in the sole judgment of the Party involved in the dispute, are contrary to its interest, it being understood and agreed that the settlement of strikes, walkouts, lockouts or other labor disputes shall be entirely within the discretion of the Party having such dispute.

12.4      a)    Either  Party  may  terminate  this  Amended  and
          Restated Agreement upon 10 days written notice if, following the Effective Date (1) the Generating Facility is either destroyed or substantially damaged and Seller advises JCP&L that it does not intend promptly to reconstruct or repair the Generating Facility, or (2) an event of "force majeure" hereunder prevents either Party from substantial performance of its respective obligations hereunder for a period of 24 consecutive months; provided, however, that this Amended and Restated Agreement may not be so terminated if the Party prevented from performing due to such "force majeure" event (i) is, to the reasonable satisfaction of the other Party, unable despite the use of its best efforts to overcome the effects of such
          "force majeure" during such 24 months and (ii) demonstrates to the reasonable satisfaction of the other Party that the effects of such "force majeure" can nevertheless be overcome and that it is diligently applying its best efforts to do so. The Party prevented from performing shall at its expense provide the other Party not later than 60 days following a request therefor or with an opinion of an independent engineering firm, reasonably acceptable to such other Party, supporting the matters set forth in (ii) above. Failure to provide such an opinion shall be adequate ground for termination of this Amended and Restated Agreement.

          b) Upon termination of this Amended and Restated Agreement as provided in subparagraph (a) above, the Parties shall have no further liability or obligation to each other except for any obligations arising prior to the date of such termination.

                           ARTICLE 13

             INSURANCE LIABILITY AND INDEMNIFICATION


13.1 Insurance

     a) Seller agrees to keep, or cause its contractors to keep, the Generating Facility continuously insured with reputable insurance companies against loss or damage in the amounts and for the risks that property of similar character is usually so insured by entities owning and operating like properties.

     b)   Seller  shall  maintain, or cause  its  contractors  to
          maintain,   in  effect  insurance  coverage   for   the
          Generating Facility with initial minimum limits as follows:




           Insurance                     Limits

1.   a.   Worker's Compensation
          Insurance              As required by statute

     b.   Employer's Liability
          Insurance              $1,000,000

2.   Comprehensive General Liability
     (Public Liability) Insurance
     including:

     a.   Bodily Injury          $5,000,000 per occurrence
          and
          Property Damage        $5,000,000 per occurrence


                             or
     b.   Bodily Injury          $5,000,000 combined
          and                      single occurrence
          Property Damage

     c.   Personal Injury        $5,000,000 per occurrence

3.   Automobile Liability Insurance
     (Owned, hired and non-owned):

     a.   Bodily Injury          $2,000,000 per Accident

     b.   Property Damage        $2,000,000 per Accident


     c) Seller shall also procure or cause to be procured and maintain in effect business interruption insurance (or in lieu thereof, an operation and maintenance agreement for the Generating Facility with a reputable equipment manufacturer containing availability guarantees for the Generating Facility which agreement shall be satisfactory to JCP&L).

     d) JCP&L may, upon 90 days prior written notice, require Seller and Seller shall, from time to time, increase the foregoing initial limits to amounts which shall be reasonable, based upon. (a) commercial availability of such increased limits on commercially reasonable terms, and (b) the location, size and type of the Generating Facility, to meet changed circumstances and then current industry practice.

     e) Seller's liability insurance (other than its worker's compensation insurance) shall include provisions or endorsements (a) naming JCP&L as an additional insured,
          (b) stating that such insurance is primary insurance with respect to the interest of JCP&L and that any insurance maintained by JCP&L is excess and not contributory insurance with the insurance required hereunder, and providing that such policies shall not be canceled or their limits of liability reduced except upon 30 days prior written notice to JCP&L.

     f) A copy of each such insurance policy, certified as a true copy by an authorized representative of the issuing insurance company or in lieu thereof, a certificate in form satisfactory to JCP&L certifying that such insurance is in effect, shall be furnished to JCP&L not less than 30 days prior to the commencement of construction of the Interconnection Facilities and 15 days prior to the expiration date of each such policy.

13.2 Liability

     Neither JCP&L nor Seller, nor their respective officers, directors, agents, employees, parent or affiliates, or their respective officers, directors, agents or employees shall be liable to the other Party or its parent, subsidiaries, affiliates, officers, directors, agents, employees, successors, or assigns, for claims for incidental, special, indirect or consequential damages of any nature connected with or resulting from performance or non-performance of this Amended and Restated Agreement, including, without limitation, claims in the nature of lost revenues, income or profits (other than payments properly due under this Amended and Restated Agreement) irrespective of whether such claims are based upon warranty, negligence, strict liability, contract operation of law or otherwise.

     Seller shall be liable to JCP&L for any and all direct damage caused to JCP&L's facilities and property resulting from or caused by the presence, operation, maintenance, condition, electrical output or removal of Seller's Facility.

     Nothing in this Amended and Restated Agreement shall be construed to create any duty to, any standard of care with reference to, or any liability to, any person not a Party hereto.

     Except where specifically stated in the Amended and Restated Agreement to be otherwise, the duties, obligations and liabilities of the Parties are intended to be several and not joint or collective. Nothing contained herein shall ever be construed to create an association, trust, partnership, or joint venture or impose a trust or partnership duty, obligation or liability on or with regard to either Party. Each Party shall be individually and severally liable for its own obligation hereunder.

13.3 Seller hereby indemnifies and agrees to defend JCP&L, its Affiliates, officers, directors, partners, agents and. employees against all loss, damage, expense, and liability to third persons for injury to or death of persons or damage to property, proximately caused by the negligent design, construction, ownership, operation or maintenance of any of Seller's works or facilities used in connection with this Amended and Restated Agreement, and JCP&L indemnifies and agrees to defend Seller, its Affiliates, officers, directors, agents, partners, and employees against all loss, damage, expense and liability to third persons for injury to or death of persons or injury to property proximately caused by the negligence of JCP&L, in connection therewith; provided, however, that neither Party, nor their respective Affiliates, officers, agents, directors, partners, or employees shall be liable to the other Party, its Affiliates, agents, officers, directors, partners, or employees for incidental, special, indirect or consequential damages of any nature connected with or resulting from performance or non-performance of this Amended and Restated Agreement. Each Party hereto shall furnish the other Party with written notification as soon as practicable (but in no event later than ten (10) days prior to the time any response is required by law) after such Party becomes aware of any event of circumstances, or the threat thereof, which might give rise to such indemnification. At the indemnified Party's request, the indemnifying Party shall defend any suit asserting a claim covered by this indemnity and shall pay all costs and expenses (including the cost of investigation and attorney's fees and expenses) that may be incurred in enforcing this indemnity. The indemnified Party may, at its own expense, retain separate counsel and participate in the defense of any such suit or action.


                           ARTICLE 14

                        EVENTS OF DEFAULT


14.1 Definition

     The   following  shall  constitute  an  Event   of   Default
     hereunder:

     a) JCP&L fails to make payment of any amount undisputed due Seller hereunder, which failure continues for a period of thirty (30) days after notice of such nonpayment;

     b) JCP&L or Seller fails to perform fully any material and essential obligation hereunder, which failure is not excused by force majeure or the non-performance of the other Party and such failure continues for more than thirty (30) days after notice of such failure to perform. However, the notice and thirty (30) day grace period of the Paragraph (b) shall not apply to the breaches covered by paragraphs (c), (d) and (e) below;

     c) Except for sales of electricity to DuPont as may be specifically provided herein, Seller sells or supplies any Electricity from the Facility to a party other than JCP&L without JCP&L's prior written consent;

     d)   By order  of  a  court of  competent   jurisdiction,  a
          receiver or liquidator or trustee of either Party or of any of the property of either Party shall be appointed, and such receiver or liquidator or trustee shall not have been discharged within a period of sixty (60) days; or if by decree of such a court, a Party shall be adjud-icated bankrupt or insolvent or any substantial part of the property of such Party shall have been sequestered,
          and such decree shall have continued undischarged   and
          unstayed for a period of sixty (60) days after the entry thereof; or if a petition to declare bankruptcy or to reorganize a Party pursuant to any of the provisions of the Federal Bankruptcy Act, as it now exits or as it may hereafter be amended, or pursuant to any other similar state statute applicable to such Party, as now or thereafter in effect, shall be filed against such Party and shall not be dismissed within sixty (60) days after such filing; or

     e) If either Party shall file a voluntary petition in bankruptcy under any provision of any federal or state bankruptcy law or shall consent to the filing of any bankruptcy or reorganization petition against it under any similar law; or, without limitation of the generality of the foregoing, if a Party shall file a petition or answer or consent seeking relief or assisting in seeking relief in a proceeding under any of the provisions of the Federal Bankruptcy Act, as it now exists or as it may hereafter be amended, or pursuant to any other similar state statute applicable to such Party, as now or hereafter in effect, or an answer admitting the material allegation of a petition filed against it in such a proceeding; or if a Party shall make an assignment for the benefit of its creditors; or if a Party shall admit in writing its inability to pay its debts generally as they become due; or if a Party shall consent to the appointment of a receiver or receivers, or trustees, or liquidator or liquidators of it or of all or any part of its property.

14.2 Remedies for Breach

     a) If the defaulting Party fails to cure any default within thirty (30) days of receipt of notice of said default, the non-defaulting Party may seek all available remedies at law or in equity, including without limitation the right to recover damages caused by such default; provided, however, that neither Party, nor their respective Affiliates, officers, agents, directors, partners or employees shall be liable to the other Party, its Affiliates, officers, agents, directors, partners or employees for incidental, special, indirect or consequential damages of any nature connected with or resulting from performance or non-performance of this Amended and Restated Agreement.

     b)   Secured Party's Option

          In the event that Seller has assigned this Amended and Restated Agreement as a security interest to a lender pursuant to and in accordance with Article 18 hereof, then such lender shall be entitled to receive notice of any breach hereof by Seller and such lender shall have the same opportunity as Seller to cure such breach to the extent Seller has agreed to give such right to its lender.

     c) If either Party breaches this Amended and Restated Agreement, the other Party has the right (but not the duty) to bring an action in a court of competent jurisdiction to require the breaching Party to terminate such breach and to specifically perform the breaching Party's obligation in accordance with the terms and conditions of the Amended and Restated Agreement.

14.3 JCP&L's Rights and Obligations

     Except as herein. otherwise provided, unless and until this Amended and Restated Agreement has been terminated, JCP&L shall not, as a result of any breach or alleged breach by Seller, refuse to make, suspend or delay any of the payments due Seller hereunder.

14.4 Waiver of Breach

     Either Party may waive breach by the other Party, provided that no waiver by or on behalf of either JCP&L or Seller of any breach of any of the covenants, provisions, conditions, restrictions or stipulations contained herein shall take effect or be binding on JCP&L or Seller unless the waiver is reduced to writing and executed by JCP&L or Seller, and any such waiver shall be deemed to extend only to the particular breach waived and shall not limit or otherwise affect any rights that JCP&L or Seller may have with respect to any other or future breach.


                           ARTICLE 15

                       REGULATORY APPROVAL


15.1 This   Amended  and  Restated  Agreement  shall  not  become
     effective until each of the following shall have occurred:

     a)   the BPU Order shall have been issued;

     b)   the  Bankruptcy  Court shall have issued  the  Approval
          Order;

     c)   the  existing Gas Service Agreement dated May l3,  1993
          between Seller and PSE&G shall have been terminated or assigned to JCP&L without any liability to Seller or the Facility;

     d) JCP&L shall have entered into the PSE&G Gas Supply Agreement or, if the existing Gas Service Agreement described in clause (c) shall have been assigned to JCP&L, such agreement shall have been amended or modified to JCP&L's satisfaction, in its sole discretion, and in either case such agreement shall have received all necessary regulatory approvals and otherwise become effective in accordance with its terms; and

     e) that certain Third Amendment to Power Purchase Agreement dated as of December ___, 1995 by and between O'Brien (Newark) Cogeneration, Inc. and JCP&L shall have become effective in accordance with its terms.

     The Parties agree to use all reasonable efforts to obtain such approvals in a timely manner, and if requested by Seller, agree to negotiate in good faith any changes which the BPU may request as a condition to the issuance of the BPU Order. Any changes herein which may be requested by Seller's Lenders will be negotiated by Seller and JCP&L in good faith.


                           ARTICLE 16

                       NOTICES AND SERVICE


16.1 All  notices  required or permitted hereunder  shall  be  in writing and shall be personally delivered or sent by certified United States mail, postage prepaid, telex, facsimile transmission, or overnight express mail or courier service addressed as follows:

    If to Seller to:

    O'Brien (Parlin) Cogeneration, Inc.
    c/o NRG Energy
    1221 Nicollet Mall, Suite 700
    Minneapolis, MN 55403

     If to the Company to:

    Jersey Central Power & Light Company
     Attn:     Manager -Cogeneration
    300 Madison Avenue
    Morristown, New Jersey 07962-1911

    or to other person at such other address as a Party shall designate by like notice to the other Party.

16.2 Unless otherwise provided herein, all notices hereunder shall be deemed to be given when sent or personally delivered.


                           ARTICLE 17

                           AMENDMENTS


          No amendment or modification of the terms of this Amended and Restated Agreement shall be binding on either JCP&L or Seller unless reduced to writing and signed by both Parties. Unless otherwise agreed by the Parties, no such amendment or modification shall become effective unless approved by the BPU in form and substance satisfactory to each Party.


                           ARTICLE 18

               RIGHT OF FIRST REFUSAL AND CONSENT
                    FOR THIRD PARTY INTERESTS


          Neither Party shall transfer, assign, merge or delegate its rights, interest or duties hereunder without the prior written consent of the other Party, nor shall Seller sell or transfer all or any part of the Project facilities covered by this Amended and Restated Agreement, without the prior written consent of JCP&L. Such prior written consent will not be unreasonably withheld, but will, in addition to any other reasonable conditions, require that: (1) the proposed transferee, purchaser, assignee, delegatees or acquirer has agreed in writing to be bound by all the terms and conditions hereby, and (2) in the case of a proposed sale or transfer by Seller of part or all of the Project facilities covered hereby, Seller shall have first offered in writing to sell or transfer such facilities to JCP&L pursuant to the same terms and conditions that Seller will enter into with the proposed transferee or purchaser, and JCP&L in writing has rejected such offer. Upon presentation of said offer to JCP&L by Seller, JCP&L shall have thirty (30) days to review and approve said offer. If Seller does not receive written notification from JCP&L within said thirty (30) days, it shall be presumed that JCP&L has no objection to the proposed transaction and has rejected such offer. Any sale, transfer, assignment, merger or delegation made without such prior written consent shall be null and void.

          It is specifically understood and agreed by and between the Parties that JCP&L may at any time, without Seller's consent, assign this Amended and Restated Agreement to any successor to JCP&L, or to Pennsylvania Electric Company, Metropolitan Edison Company, or any other electric utility which is part of the General Public Utilities' System, provided that such assignee agrees to be bound by all of the terms and conditions of the Amended and Restated Agreement.


                           ARTICLE 19

                          CHOICE OF LAW


          The Parties hereto hereby agree that all disputes arising under the Amended and Restated Agreement not resolved between the Parties shall be decided by a court of competent jurisdiction in the State of New Jersey and Seller hereby submits itself to the jurisdiction of such court for such purposes.


                           ARTICLE 20

                       CERTAIN JCP&L COSTS


          Seller hereby agrees to reimburse JCP&L for JCP&L's costs and expenses (including reasonable fees and expenses of JCP&L's counsel) incurred in connection with JCP&L's review, execution and delivery of any instruments agreements, or documents necessary in connection with Seller's assignment, transfer, sale or other disposition of this Amended and Restated Agreement or any interest in the Facility.


                           ARTICLE 21

                        OTHER AGREEMENTS


          From and after the Effective Date, this Amended and Restated Agreement shall supersede any and all oral or written agreements and understandings heretofore made relating to the subject matter hereof, including without limitation the Power. Purchase Agreement, and this Amended and Restated Agreement constitutes the entire agreement and understanding of the Parties relating to the subject matter hereof.


                           ARTICLE 22

                            CAPTIONS


          All indices, titles, subject headings, section titles and similar items are provided for the purpose of reference and convenience and are not intended to be inclusive, definitive or to affect the meaning, content or scope hereof.

                           ARTICLE 23

                             PARTIES


          Wherever in the Amended and Restated Agreement any Party shall be designated or referred to by name or general reference, such designation is intended to and shall have the same effect as if the words, "heirs, executors, administrators, personal or legal representatives, and permitted successors, purchasers, transferees, grantees, delegatees, and assignees" had been inserted after each and every such designation and all the terms, covenants and conditions herein contained shall be for and shall inure to the benefit of and shall bind the respective
Parties hereto, and their heirs, executors, administrators, personal or legal representatives, and their permitted successors, purchasers, transferees, grantees, delegatees and assignees, respectively.

          In all references herein to any parties, persons, entities or corporations the use of any particular gender or the plural or singular number is intended to include the appropriate gender or number as the text hereof may require.


                           ARTICLE 24

                          COUNTERPARTS


          This Amended and Restated Agreement may be executed in any number of counterparts, and all such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.


                           ARTICLE 25

                             WAIVER


          Any waiver at any time by either Party of its rights with respect to a default hereunder, or with respect to any other matters arising in connection with this Amended and Restated Agreement, shall not be deemed a waiver with respect to any subsequent default or any other matter.


                           ARTICLE 26

                            DISPUTES


          Should a dispute between the Parties arise hereunder, the Parties hereto shall continue in good faith to perform their respective obligation hereunder. The Parties shall negotiate with each other in a bona fide effort to resolve any such dispute without resorting to judicial proceeding, and failing settlement, they shall submit any unresolved dispute for settlement by alternative dispute resolution techniques. If the dispute remains unresolved for more than ninety (90) days after formal commencement of such efforts to resolve the dispute, either Party may seek judicial enforcement of its rights and remedies hereunder as herein provided. Notwithstanding the foregoing, the rights and remedies of the Parties hereto set forth in Article 14 shall in no way be impaired, restricted or otherwise affected.


                           ARTICLE 27

                           GRATUITIES


          JCP&L shall prohibit its employees from using their official position for personal financial gain, or from accepting any personal advantage from anyone under circumstances which might reasonably be interpreted as an attempt to influence the recipients in the conduct of their duties. Seller and its employees and representatives shall not, under circumstances which might reasonably be interpreted as an attempt to influence the recipients in the conduct of their duties, extend any gratuity or special favor to employees of JCP&L.

IN WITNESS WHEREOF, the Parties hereto have caused this Amended and Restated Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first set forth above.

IN WITNESS

ATTEST:             O'BRIEN (PARLIN) COGENERATION, INC.

                              By:  /s/ Leonard Bluhm
Title:                                  Title:

ATTEST:             JERSEY CENTRAL POWER & LIGHT COMPANY

                              By:  /s/ M. P. Morell
Assistant Secretary                     Title: Vice President

                           Appendix A
                Facility Fuel Management Services

A.1  GPU Natural Gas Private Pooling Point ("PPP")

     A.1.1 GPU Service Corporation ("GPUSC") is authorized to act on behalf of and as agent for JCP&L in all matters pertaining to the procurement and delivery of natural gas for consumption by those participating gas-fired generating facilities owned by JCP&L or certain facilities owned by an Independent Power Producer with a Power Purchase Agreement with JCP&L, including the Facility. JCP&L and GPUSC shall hereafter collectively be referred to as the "Company".

     A.l.2 GPUSC has established a Natural Gas Private Pooling Point ("PPP"), which is a portfolio of natural gas supply and transportation assets, that is managed collectively by New Jersey Natural Energy Corporation ("NJNE") and GPUSC pursuant to a Master Fuel Management Agreement. NJNE is a wholly owned subsidiary of New Jersey Resources Corporation.

     A.1.3 Facilities served by the PPP, including the Facility, will be provided a comprehensive natural gas management service such that neither the Facility's owners nor operator shall be responsible nor held liable for procuring, transporting, scheduling, nominating or delivering natural gas to the Facility's burner tip. In the case of the Facility, this shall include serving the requirements of the base load portion of the Facility, the additional loads when the Facility's dispatchable operation is directed by the Company's dispatchers, or the additional loads and requirements for producing steam (and, if applicable, electricity) for DuPont (including the Facility's auxiliary boilers) provided that Seller both complies with the explicit notification requirements set forth herein and elects to accept delivery of such natural gas at the price specified in Sections A.2.2 and A.2.3 below, as appropriate.

     A.l.4 GPUSC has designated a full time employee assigned to the PPP, and officed at GPUSC's dispatch center, to coordinate all natural gas procurement and scheduling for PPP facilities including the Facility. Such employee shall hereafter be referred to as the "Fuel Manager". The Fuel Manager or his designee shall be available twenty-four hours per day, seven days per week.

A.2  Operations

     A.2.l       The  PPP  shall  provide  natural  gas  to   the
Facility's Burner Tip to operate the Base Capacity of the Facility unless the Seller notifies the GPUSC dispatcher that such Base Capacity is not available as a consequence of a planned or forced outage. In the event of a forced outage, the Seller shall immediately notify the Company dispatcher of the outage condition and its anticipated duration. The Seller shall notify JCP&L of a major Planned

Outage, i.e., scheduled outages expected to last longer than seven (7) consecutive days, at least two (2) months prior to the planned start of said outage. Further, the Seller shall notify JCP&L of its intent to resume operation of the Base Capacity at least one (1) week prior to the completion of a major Planned Outage. Seller shall use best efforts to notify the Company of Maintenance Outages and short duration Planned Outages, i.e., unscheduled Planned Outages or Planned Outages expected to take less than seven (7) days, within one day of the decision to conduct such an outage. If the PPP fails to properly procure and cause to be delivered an adequate supply of natural gas to operate the Base Capacity of the Facility during periods when PSE&G has not interrupted or recalled the interstate or intrastate transportation that it supplies to the PPP pursuant to its agreement with the Company to support, among other things, the operation of the Facility, then the Seller shall, nonetheless, ensure that an adequate supply of kerosene is available at all times and agree to operate the Base Capacity of the Facility on kerosene provided that the Company shall pay for said kerosene pursuant to Article 9 of the Agreement and that operation of the Facility on kerosene does not cause the Facility to violate its air permits. Alternatively, the Seller may Procure and cause to be delivered a supply of natural gas to the Facility from a third party supplier to operate the Base Capacity of the Facility during such periods. The Company shall reimburse the Seller for the all-in cost of such natural gas up to the sum of the mid-point of the range of the most recent price to Mid-Atlantic Citygates, Transco, Zone 6, or Texas Eastern, Zone M-3, whichever is greater, as published in the following day's Gas Daily, Eastern Edition, and PSE&G's reasonable charge to transport said natural gas to the Facility.

     A.2.2 In accordance with Section 6.13 of the Agreement, the Seller may elect to generate up to 50 MW during periods of non-dispatch if it agrees to pay for the proportional amount of fuel to generate such excess. The Seller shall notify the Fuel Manager by telephone and fax of its intention to generate such excess prior to 0900 hours of the day preceding Seller's proposed generation in order for the PPP to make proper arrangements for additional supplies and delivery of natural gas. The Fuel Manager shall fax confirmation of the Seller's request by 1200 hours on that day and shall also provide to the Seller a firm price quote for the additional fuel. The Fuel Manager shall use reasonable efforts to procure and cause to be delivered such gas at a competitive, market based price. Upon receipt of such firm price quote, Seller shall have the option, to be exercised by telephone or fax notice by 1300 hours on that day, (i) to accept such firm price quote, or (ii) to elect not to take the requested gas from the PPP, but instead to procure and pay for other gas directly from a third party supplier, or (iii) to elect not to generate additional energy above the Base Capacity. In the event Seller elects to procure and pay for gas from a third party supplier, JCP&L shall seek to cause such gas to be delivered to the Facility through its intrastate transportation agreement with PSE&G, at the contract rates provided therein, all at Seller's expense.

     A.2.3 In accordance with Section 9.1 of the Agreement, the PPP shall be responsible for tendering natural gas to the Facility for production of steam (and, if applicable, electricity) for DuPont, including natural gas required for the Facility's auxiliary boiler which shall be operated, from time to time, by the Seller to produce steam for sale to DuPont. The Seller shall notify the Fuel Manager of its intention to operate the Facility to produce steam and electricity, if applicable, for DuPont, if such operation would require operating the Facility at a greater load than would otherwise be required to provide Base Capacity and/or Dispatch Capacity to JCP&L under the Agreement, including
Seller's intention to operate the auxiliary boiler, and the amount of natural gas required prior to 0900 hours of the day preceding Seller's proposed operation in order for the PPP to make proper arrangements for additional supplies and delivery of natural gas or, if notice by such time is not feasible (e.g., because notice of reduction in the Dispatch Capacity was not given by JCP&L by that time or because of the sudden occurrence of a full or partial Forced Outage), as much notice as is feasible under the circumstances. The Fuel Manager shall fax confirmation of the Seller's request by 1200 hours on that day (or, if response by that time is not feasible because shorter notice was given by Seller as permitted under the previous sentence, as soon as is feasible). Seller shall pay for such additional natural gas at the rate provided in Section A.2.5 below.

     A.2.4 Once nominated, the Seller is obligated to consume within plus or minus five percent (5%) any additional gas requested pursuant to Sections A.2.2 and A.2.3 hereof, in the aggregate during each calendar month, unless other arrangements can be made at the time between the Seller and the Fuel Manager. In the event the Facility, for whatever reason, is unable or fails to consume the additional gas that it had previously requested, the Company shall use reasonable efforts to redirect, place into storage, or remarket such excess gas so as to mitigate the cost of disposing of said excess gas. Should the Facility consume an amount of natural gas greater than one hundred and five percent (105%) of the aggregate amount requested during the calendar month, then the Company shall use reasonable efforts to remedy any resulting imbalances including, when practicable, withdrawal of natural gas reserves from storage if an adequate supply of such natural gas exists and can be accessed. However, the incremental cost of such gas along with any and all penalties or claims that may nonetheless be applied by a third party, including but not limited to an interstate pipeline company or PSE&G, as a result of an imbalance, shall be paid by the Seller.

     A.2.5 The Fuel Manager shall provide the Company and the Seller with a monthly weighted average cost of gas ("WACOG") to the PSE&G city gate that shall be combined with the cost of variable intrastate transportation charged to the PPP by PSE&G to deliver gas to the Facility's burner tip. The combined WACOG and intrastate transportation charges will be used in the calculation of Seller's reimbursement to ICP&L for steam (and, if applicable, electric) sales to DuPont. The WACOG shall be the PPP's overall WACOG at PSE&G's city gate and shall be reported to the Company and the Seller no later than three (3) business days after the end of the month. Upon receipt of the Seller's written request, the Fuel Manager shall provide documentation supporting the calculation of the WACOG and shall provide access, as required to relevant supporting detail including invoices and LDC metering summaries.

     A.2.6      The  Company may request that the Seller  operate
the  Dispatch  Capacity of the Facility.   A  Scheduled  Dispatch
Period shall require a minimum of thirty (30) minutes advanced notice prior to the commencement of a Start-up Period which shall not exceed one and one half hours (plus the supplemental Start-up period in the case of a cold start). The PPP shall provide all natural gas required by the Facility during a Start-Up Period (plus the supplemental Start-up period in the case of a cold start), the Scheduled Dispatch Period and the subsequent Shut-Down Period. It is the responsibility of the PPP to ensure that an adequate supply of natural gas is available to operate the Dispatch Capacity of the Facility, subject to the adjustments contemplated in Sections 6.11. The Fuel Manager shall estimate the amount of natural gas required based upon the anticipated duration of the Scheduled Dispatch Period, the level of Dispatch requested (i.e., second combined cycle, duct firing, or maximum output), the typical natural gas consumption during regular Start-Ups and Shut-
Downs  and  the  expected  heat rate  of  the  Facility.   Unless
otherwise advised by the Seller, the Fuel Manager shall utilize the Average Heat Rate of the preceding Contract Year, or 9500 BTU/kWh, to determining the natural gas requirements of the
Facility.   Seller shall use reasonable efforts  to  maintain  an
accurate estimate of the Facility's Heat Rate and shall report any significant variations (i.e., +1-5%) from the Average Heat Rate then in effect, either due to the material condition of the
Facility  or  temperature  conditions.   Seller  shall   not   be
responsible for any cost or charges, including storage or remarketing costs or imbalance charges, resulting from any difference between such estimates and the Facility's actual usage provided that (i) Seller operates the Facility as contemplated and (ii) Seller has properly notified the Fuel Manager of any significant variations in the Heat Rate used by the Fuel Manager in calculating the natural gas requirements of the Facility. If the PPP fails to properly procure and cause to be delivered an adequate supply of natural gas to operate the Dispatch Capacity of the Facility during periods when PSE&G has not interrupted or recalled the interstate or intrastate transportation that it supplies to the PPP pursuant to its agreement with the Company to support, among other things, the operation of the Facility, then the Seller shall, nonetheless, ensure that an adequate supply of kerosene is available at all times and agree to operate the
Dispatch Capacity of the Facility on kerosene provided that the Company shall pay for said kerosene and that operation of the Facility on kerosene, as provided in the Agreement, does not cause the Facility to violate its air permits. In either event, should the Company not elect to operate the Dispatch Capacity on kerosene either because of cost or air permit restrictions, not withstanding anything else herein to the contrary, the Seller shall be entitled to receive compensation pursuant to Article 8 of the Agreement.

     A.2.7 From time to time, the Company may direct the Seller to operate the Facility on kerosene instead of natural gas during periods when natural gas is either unavailable or prohibitively expensive. In accordance with Section 6.11(a) of the Agreement, the Company shall not request the Seller to operate the Dispatch Capacity for more hours than is currently authorized under the Facility's air permit without first obtaining an appropriate variance from the New Jersey Department of Environmental Protection. The Company shall reimburse Seller for the cost of kerosene as provided in Article 9 of the Agreement. The Company shall provide at least a comparable level of natural gas service to the Facility for the purpose of operating the Base Capacity to that provided by PSB&G to its QF customers under its prevailing CIG Tariff.

A.3  Metering of Natural Gas Flows to the Facility

     A.3.l In accordance with Section 9.3 of the Agreement, both Seller and JCP&L shall maintain meters for measuring the quantity of fuel used by the Facility. It is contemplated by the Parties at the time of this Agreement that JCP&L shall be afforded access to PSE&G's billing meter and shall further be permitted to connect its remote telemetering unit ("RTU") to such billing meter for the purpose of electronically transmitting real time fuel consumption data to GPUSC's dispatch center. In the event that, for whatever reason, access to PSE&G's billing meter is denied or deemed to be impracticable, then JCP&L shall have the right to cause to be installed at its own expense a meter capable of recording and electronically transmitting required real time fuel consumption data at the Facility.

     A.3.2 The Fuel Manager will monitor the consumption of natural gas at the Facility to ensure that an adequate supply of natural gas is available to operate both the Facility's Base Capacity and, when requested by ICP&L, the Dispatch Capacity. In the event that the Fuel Manager determines that an insufficient quantity of natural gas remains to continue to operate the
Facility  at  its  current level of output, it  may  request  the
Company, and the Company may direct the Seller, that the a Scheduled Dispatch Period be shortened unless additional supplies can be secured. If the shortfall is substantial (i.e., greater than 5% variation from anticipated consumption at the point in time that the comparison is made and cannot be readily explained), the Company and/or the Seller may request that any or all gas measuring meters be recalibrated. If it is determined that the additional fuel consumption is the result of a material change in the Faci1ity's performance, the Fuel Manager shall notify the Seller in writing immediately, who shall, in turn, confirm receipt of such notification and explain the cause or causes of the change in performance and what steps will be taken to remedy the situation. The extent of the change in performance may necessitate that the Facility be declared to be in a full or partial Forced Outage until the condition is remedied.. In any event, the provisions set forth in Section 8.3h of the Agreement shall apply.

     A.3.3 The Company shall seek to cause PSE&G to deliver natural gas of interstate pipeline quality to the Facility at its system operating pressure.

A.4  Title

     A.4.  1    Title to the natural gas supply used to fuel  the
Base Capacity and Dispatch Capacity of the Facility shall remain with GPUSC.

     A.4.2 Title to the natural gas requested by the Seller to fuel the auxiliary boiler, to provide steam (and, if applicable, electricity) to DuPont, or to operate the Base Capacity above the 41 MW contractual limit pursuant to Section
6.13 of the Agreement shall transfer to the Seller at the PSE&G billing meter. Such title transfer shall create an obligation on the part of the Seller to reimburse the Company the full cost of the natural gas as provided herein.

     A.4.3 At all times, tide to any interstate transportation which may be used from to time to transport natural gas to the PSE&G city gate for the purpose of operating the Facility including the auxiliary boiler shall remain with GPUSC.

     A.4.4 The Company warrants that it will have good and marketable tide to all natural gas supplied to Seller and full authority to deliver such natural gas to Seller free and clear of any liens, claims or encumbrances of any third party.

A.5  Liability

     A.5.1 The Seller shall have no responsibility to procure natural gas for the Facility, nor shall it be liable for any claims or penalties resulting from the supply and or transportation of natural gas to the Facility when operation of the Facility is within the prescribed terms of the Agreement. Such operation shall include operating the Base Capacity of the Facility at the 41 MW limit, operating the Dispatch Capacity of the Facility when done so in the prescribed manner in response to a request made by the Company, operating the auxiliary boiler during Non-Dispatch Periods upon proper notification by the Seller to the Fuel Manager, and generating any additional output above the Base Capacity up to 50 MW upon proper notification by the Seller to the Fuel Manager.

     A.5.2 The Seller shall be liable for the unmitigated cost of disposing of additional gas supplies previously requested by the Seller referenced in Section A.2.4 of this Appendix but not consumed at the Facility pursuant to the terms and limitations set forth in that Section.

     A.5.3 The Seller shall be liable for the entire cost of any natural gas consumed by the Base Capacity of the Facility in excess of 41 MW or by the auxiliary boiler during Non-Dispatch Periods as provided in Sections A.2.2 and A.2.3 above. Further, in addition to the full cost of the natural gas consumed, the Seller shall be entirely liable for any penalties or claims that might result as a consequence of its failure to properly notify the Fuel Manager of its intention to operate the Base Capacity at a level greater than 41 MW or to operate the auxiliary boiler. Under no circumstances shall the Seller operate the Dispatch Capacity without the direct knowledge and consent of the Company. Such an action on the part of the Seller shall constitute a breach of the Agreement. Further, the Seller shall be entirely liable for the full cost of the natural gas consumed as well as any and all penalties or claims that might result as a consequence of its actions.

     A.5.4 The Company shall not be held liable for any fines imposed by the New Jersey Department of Environmental Protection on the Seller resulting from the Facility exceeding the authorized level of operations on kerosene. It is the Seller's responsibility to ensure compliance with all of its permits. However, Seller shall not be obligated to produce either the Base Capacity or the Dispatch Capacity if the PPP has not provided adequate natural gas for such production during periods when PSB&G has not interrupted or recalled the interstate or intrastate transportation that it supplies to the PPP, pursuant to its agreement with the Company, to support, among other things, the operation of the Facility, if such production would cause the Facility to exceed authorized levels of operation on kerosene. Such failure to produce either Base Capacity or Dispatch Capacity shall not be considered a Forced Outage under the Agreement.

     A.5.5 Pursuant to Section A.2.7 of this Appendix, the PPP shall provide a level of service comparable to PSE&G's CIG Tariff which contemplates some number of days of interruption during periods when the ambient air temperature falls below some predetermined contract level. During such periods of natural gas interruption, the Seller may operate the Facility on kerosene, provided that such operation does not exceed the authorized levels of operation on kerosene under the Facility's permit. The Company shall reimburse the Seller the cost of said kerosene pursuant to Sections 9.1 and 9.2 of the Agreement. However, if the Seller is unable to operate the Base Capacity due to the unavailability of kerosene or because the Facility has exceeded the authorized number of hours of operation under the air permit, the Company shall not be liable to the Seller for any lost revenue that would otherwise be paid pursuant to Section 8.1 of the Agreement and the Base Capacity shall be considered to be in a Forced Outage and all provisions related thereto shall apply. If the Seller is unable to operate the Dispatch Capacity on kerosene because Seller has failed to maintain an adequate supply of kerosene available, then the Dispatch Capacity shall be considered to be in a Forced Outage and all provisions related thereto shall apply.

A.6  Conflicts

     A.6.1 Nothing contained in this Appendix shall supersede or nullify any portion or provision of the Agreement. In the event of conflict between this Appendix and the Agreement, the terms and conditions set forth in the Agreement shall always prevail.

A.7  Billing and Payments

     A.7.1 The Parties shall establish and maintain guidelines which shall govern the billing and subsequent payment for natural gas volumes supplied by the Company and delivered to the Seller at the PSB&G billing meter. Such guidelines shall be established and amended, as required, through letter agreement.

Appendix B
Sample DuPont Steam Credit Calculation
Actual value will be determined by plant test


               Plant  Plant   STG   GTG    GTG   GTG      Fuel        HHV   HHV      DuPont    Net
                GMC    NMW    GMW   GMW   LOAD  as %   Consumption   Fuel  Fuel       Steam  Ht Rate
                                                 of                   Use Reduction  BTU/kWh
                                                GMW                  MMBTU MMBTU
Full Load       5325   4825  1491   3834  100%  720%      100%       4612  9,558
40 MW & 20,000   46     41   1288   3312  864%  720%      8975%      4139 20,000      10.095  lb/hr
No Extraction   476    426   14.5   3312  864%  696%      8975%      4139      0       9.716
Loan Reduction  160           05    1.1
40   MW  &  no   46     41    140   320   835%  696%      8756%      4038    101        0     9,849
Extraction

   DuPont Steam Credit    504.2  BTU/l.b


Assumptions


12.500 lb/MWh   calculated   by   (3413  BTU/kWh)/(303 BTU/lb)/098   (for
                                         gen)/092 (for mechanical)
                        1.60 MW             steam electric value
  0753 fuel reduction/loan reduction
